                                               Filed pursuant to Rule 424(b)(5)
                                                  Registration Number 333-62980
PROSPECTUS SUPPLEMENT
(To Prospectus dated August 1, 2001)

                                 $500,000,000

                              MAYTAG CORPORATION
                          Medium-Term Notes, Series E
              Due from Nine Months to 30 Years from Date of Issue

                                 -------------

   The Company: Maytag Corporation. Our executive offices are located at 403 West Fourth Street North, Newton, Iowa 50208, and our telephone number is (641) 792-7000.

   Terms: We plan to offer and sell the notes with various terms, including the following:

 .   Stated maturities from nine months to 30 years          . Interest at fixed or floating rates, or no interest
     from date of issue.                                       at all. The floating interest rate may be based
 .   Redemption and/or repayment provisions, if                 on one or more of the following indices plus or
     applicable, at our option or at the option of the         minus a spread and/or multiplied by a spread
     holders of the notes.                                     multiplier:
 .   Payments in U.S. dollars or one or more foreign         .   Commercial paper rate
     currencies.                                            .   CD rate
 .   Denominations of $1,000 and integral multiples of       .   Federal funds rate
     $1,000 in excess thereof or other specified            .   Treasury rate
     denominations for foreign currencies.                  .   CMT rate
 .   Book-entry (through The Depository Trust                .   Eleventh district cost of funds rate
     Company) or certificated form.                         .   Prime rate
 .   Interest payments on fixed rate notes on each           .   LIBOR
     February 15 and August 15.                             .   Any other interest rate formula as may be
 .   Interest payments on floating rate notes on a                specified in the applicable pricing
     monthly, quarterly, semi-annual or annual basis.            supplement

   The final terms for each note, which may be different from the terms described in this prospectus supplement, will be specified in the applicable pricing supplement. If we sell other securities under the accompanying prospectus, the aggregate amount of notes that we may offer and sell under this prospectus supplement would be reduced.

    Investing in the notes involves certain risks. See "Risk Factors" on page
S-3.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

   We may sell the notes to the agents as principals for resale at varying or fixed offering prices or through the agents as agents using their reasonable best efforts on our behalf. Unless otherwise specified in the applicable pricing supplement, the price to the public for the notes will be 100% of the principal amount. We will pay commissions to the agents, ranging from .125% to
 .750% of the principal amount of each note sold through the agents, depending upon the stated maturity of the note. If we sell all of the notes, we expect to receive proceeds of between $499,375,000 and $496,250,000, after paying the agents' discounts and commissions of between $625,000 and $3,750,000 and before deducting expenses payable by us, including reimbursement of some of the agents' expenses. We may also sell the notes without the assistance of the agents (whether acting as principal or as agent).

                                 -------------

Salomon Smith Barney


               Banc One Capital Markets, Inc.
                             Deutsche Banc Alex. Brown
                                          Lehman Brothers
                                                        Merrill Lynch & Co.

                                 -------------

          The date of this prospectus supplement is October 30, 2001.

                               TABLE OF CONTENTS

                             Prospectus Supplement


                                                                           Page
                                                                           ----
Risk Factors............................................................     S-3
Description of Notes....................................................     S-5
Special Provisions Relating to Foreign Currency Notes...................    S-25
United States Federal Income Tax Considerations.........................    S-28
Supplemental Plan of Distribution.......................................    S-42
Legal Matters...........................................................    S-43

                        Prospectus
About This Prospectus...................................................       2
Where You Can Find More Information.....................................       2
Maytag Corporation......................................................       4
Use of Proceeds.........................................................       4
Ratios of Earnings to Fixed Charges.....................................       4
Description of Debt Securities..........................................       4
Description of Warrants.................................................      14
Plan of Distribution....................................................      16
Legal Matters...........................................................      17
Experts.................................................................      17

   In this prospectus supplement, "Maytag," the "Company," "we," "us" and "our" refer to Maytag Corporation.

                               -----------------

   You should rely only on the information contained in this prospectus supplement and, except as set forth in the next paragraph, the accompanying prospectus. We have not, and the agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since this date.

   This prospectus supplement sets forth certain terms of the notes that we may offer. It supplements the section entitled "Description of Debt Securities" in the accompanying prospectus. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.

   Each time we offer notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement to the extent it contains information that is different from the information contained in this prospectus supplement.

   It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in the section entitled "Where You Can Find More Information" in the accompanying prospectus.

                               -----------------

                                 RISK FACTORS

   Your investment in the notes will include certain risks. In consultation with your own financial and legal advisers, you should consider carefully, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant components of the notes.

Structure Risks

  General

   If you invest in notes indexed to one or more interest rates, currency or other index or formula, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of interest rates, exchange rates, indices or formulas and the possibility that you will receive a lower or no amount of principal, premium or interest and at different times than you expected. We have no control over a number of factors, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in the index or formula will be magnified. In recent years, the values of certain indices and formulas have been volatile, and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

  Redemption

   If the notes are redeemable at our option or are otherwise subject to mandatory redemption, we may have the option to, or be required to, redeem the notes at times when prevailing interest rates may be relatively low. In that circumstance, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

  Uncertain Trading Markets

   We cannot assure you a trading market for the notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market and value of the notes. These factors include:

  . the complexity and volatility of any index or formula applicable to the notes;

  . the method of calculating the principal, premium and interest in respect of the notes;

  .  the time remaining to the maturity of the notes;

  .  the outstanding amount of the notes;

  .  the redemption features of the notes;

  . the amount of other debt securities linked to any index or formula applicable to the notes; and

  .  the level, direction and volatility of market interest rates generally.

   In addition, some notes could have a more limited trading market and experience more price volatility because they were designed for specific investment objectives or strategies. There may be a limited number of buyers when you decide to sell these notes. This may affect the price you receive for these notes or your ability to sell these notes at all. You should not purchase notes unless you understand and know you can bear these investment risks.

Exchange Rates and Exchange Controls

   If you invest in notes that are denominated or payable in a currency other than U.S. dollars, referred to as foreign currency notes, there will be significant risks not associated with an investment in a debt security denominated and payable in U.S. dollars. These risks include the possibility of material changes in the exchange rate between U.S. dollars and the payment currency for your foreign currency notes and the imposition or modification of exchange controls by the applicable governments.

   We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. In addition, if payments on the foreign currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, the exchange rates between some currencies have been highly volatile, and volatility between these currencies or with other currencies may be expected in the future. Fluctuations between currencies in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of the payment currency for your foreign currency notes would result in a decrease in the U.S. dollar equivalent yield of the foreign currency notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or earlier redemption of the foreign currency notes and, generally, in the U.S. dollar equivalent market value of the foreign currency notes.

   Governmental exchange controls could affect exchange rates and the availability of the payment currency for your foreign currency notes on a required payment date. Even if there are no exchange controls, it is possible that the payment currency for your foreign currency notes will not be available on a required payment date because of circumstances beyond our control. In these cases, we will be allowed to satisfy our obligations on the foreign currency notes in U.S. dollars.

Credit Ratings

   The credit ratings on the notes may not reflect the potential impact of all risks related to structure and other factors on the value of the notes. In addition, real or anticipated changes in our credit ratings will generally affect the market value of the notes.

                             DESCRIPTION OF NOTES

   We will issue the notes as a series of debt securities under the indenture, dated as of June 15, 1987, as amended or supplemented from time to time, between us and Bank One, National Association, formerly known as The First National Bank of Chicago, as trustee. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying prospectus, or the indenture, as the case may be. The term "debt securities," as used in this prospectus supplement, refers to all debt securities, including the notes, issued and issuable from time to time under the indenture. The following description of the notes will apply to each note offered under this prospectus supplement unless otherwise specified in the applicable pricing supplement. For additional terms of the notes, see "Description of Debt Securities" in the accompanying prospectus.

General

   The notes constitute a single series for purposes of the indenture and are limited to an aggregate initial offering price of $500,000,000, or its equivalent in one or more foreign currencies. Unless otherwise specified in the applicable pricing supplement, the notes will be denominated in U.S. dollars, and payments of principal of, premium, if any, and interest, if any, on the notes will be made in U.S. dollars. The notes also may be denominated in, and payments of principal, premium, if any, and interest, if any, may be made in, one or more foreign currencies. See "Special Provisions Relating to Foreign Currency Notes--Payment of Principal, Premium, if any, and Interest, if any." The currency in which a particular note is denominated, or if the currency is no longer legal tender for the payment of public and private debts in the relevant country (or, if the currency is the currency of the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union), such other currency which is then legal tender for the payment of such debts, is referred to in this prospectus supplement as the "specified currency" with respect to that note. References in this prospectus supplement to "United States dollars," "U.S. dollars" or "$" are to the lawful currency of the United States of America.

   Unless otherwise specified in the applicable pricing supplement, purchasers are required to pay for the notes in the applicable specified currency. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. The agent from or through which a foreign currency note is purchased may be prepared to arrange for the conversion of United States dollars into the specified currency in order to enable the purchaser to pay for the foreign currency note, provided that a request is made to the agent on or prior to the fifth business day preceding the date of delivery of the foreign currency note, or by another day as determined by the agent. Each agent will make the conversion on the terms and subject to the conditions, limitations and charges as the agent may from time to time establish in accordance with its regular foreign exchange practices. The purchaser of each foreign currency note will bear all costs of exchange. See "Special Provisions Relating to Foreign Currency Notes."

   The notes will constitute our unsecured and unsubordinated indebtedness and will rank equally with all of our other unsecured and unsubordinated indebtedness.

   The notes will be offered on a continuing basis and will have a maturity, referred to as the stated maturity, of nine months to 30 years from their date of issue, unless the principal, or any installment of principal, becomes due and payable prior to the stated maturity, whether by the declaration of acceleration of maturity, notice of redemption at our option, notice of the option of the holder to elect repayment or otherwise or unless the maturity of the notes is extended at our option. See "--Redemption at Our Option," "--Repayment at the Option of the Holder" and "--Extension of Maturity" below. As used in this prospectus supplement, "maturity" means the date on which the principal of a note or an installment of principal becomes due and payable in accordance with its terms and the terms of the indenture, whether at the stated maturity, upon acceleration, redemption, repayment or otherwise. Interest rates offered by us with respect to the notes may differ depending upon the aggregate principal amount of the notes purchased in any single transaction and other factors.

   Each note will be issued initially as either a fully registered book-entry note (a "Book-Entry Note") represented by one or more global securities or a certificate issued in definitive form. Except as set forth under "--Book-Entry Notes" below and in the accompanying prospectus, Book-Entry Notes will not be issuable in certificated form. Unless otherwise specified in the applicable pricing supplement, notes, other than foreign currency notes, will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The applicable pricing supplement will specify the minimum denominations of each foreign currency note.

   Payments of interest, principal and premium, if any, to "beneficial owners" of Book-Entry Notes are expected to be made in accordance with the procedures of The Depository Trust Company (the "Depositary") and its participants in effect from time to time as described below under "--Book-Entry Notes."

   Payments of interest in the case of Amortizing Notes (as defined below), principal and premium, if any, with respect to any certificated note, other than interest and any principal payable at stated maturity, will be made by mailing a check to the holder at its address listed in the security register for the notes on the applicable regular record date. Notwithstanding the foregoing, at our option, all payments of interest, in the case of Amortizing Notes, principal and premium, if any, on the notes may be made by wire transfer of immediately available funds to an account designated by each holder at a bank located in the United States. Payment of the principal, premium, if any, and interest due with respect to any certificated note at maturity will be made in immediately available funds upon surrender of the note accompanied by wire transfer instructions at the Corporate Trust Office of Bank One, National Association, 1 Bank One Plaza, Suite IL 1-0823, Chicago, Illinois or at its agency in the Borough of Manhattan, The City of New York, provided that the certificated note is presented to the trustee in time for the trustee to make the payment by wire transfer in accordance with its normal procedures.

   Notwithstanding anything in this prospectus supplement to the contrary, unless otherwise specified in the applicable pricing supplement, if a note is an Original Issue Discount Note (as defined below), the amount payable on the note in the event the principal amount thereof is declared to be due and payable immediately as described in the accompanying prospectus under "Description of Debt Securities--Events of Default" or in the event of redemption or repayment thereof prior to its stated maturity, in lieu of the principal amount due at the stated maturity thereof, will be the Amortized Face Amount of the note as of the date of declaration, redemption or repayment, as the case may be. The "Amortized Face Amount" of an Original Issue Discount Note will be the amount equal to (1) the principal amount of the note multiplied by the issue price specified in the applicable pricing supplement plus (2) the portion of the difference between the amount determined pursuant to the preceding clause (1) and the principal amount of the note that has increased at the yield to maturity specified in the applicable pricing supplement, computed in accordance with generally accepted United States bond yield computation principles, to the date of declaration, redemption or repayment, but in no event will the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

   The pricing supplement relating to each note will describe, among other things, the following items:

  . the currency in which the note will be denominated, and, if the specified currency is not United States dollars, other terms of the note relating to its currency;

  . the issue price of the note (expressed as a percentage of the aggregate principal amount thereof);

  .  the original issue date;

  .  the stated maturity;

  .  whether the note is a fixed rate note or a floating rate note;

  . in the case of a fixed rate note, the interest rate, if any, the interest payment date or dates, if different from those set forth below under "--Interest--Fixed Rate Notes," and whether the interest rate may be changed by us prior to the stated maturity;

  . in the case of a floating rate note, the initial interest rate, the formula for determining the interest payable on the note, the interest reset dates, the interest payment dates, the "index maturity," as described below, the maximum interest rate, if any, the minimum interest rate, if any, the "spread," if any, the "spread multiplier," if any (all as described below), and any other terms relating to the particular method of calculating the interest rate for the note;

  . whether the note is an Original Issue Discount Note, and, if so, the yield to maturity;

  . whether the note is an Amortizing Note, and, if so, the basis or formula for the amortization of principal and/or interest and the payment dates for the periodic principal payments;

  . the regular record date or dates for determining the person entitled to receive payments of interest, principal and premium, if any, if other than as set forth below;

  . whether the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, may be reset at our option, and, if so, the date or dates on which the interest rate or the spread and/or spread multiplier may be reset and the provisions relating to the reset;

  . whether the maturity of the note (other than an Amortizing Note) may be extended at our option for one or more periods of one or more years and, if so, the extension periods and the final maturity date;

  . whether the note may be redeemed at our option, or repaid at the option of the holder, prior to its stated maturity and, if so, the provisions relating to the redemption or repayment;

  .  any sinking fund or mandatory redemption provisions;

  . whether the note will be issued initially as a Book-Entry Note or a certificated note; and

  . any other terms of the note not inconsistent with the provisions of the indenture.

   Certificated notes may be presented for registration of transfer or exchange at the Corporate Trust Office of the trustee at 1 Bank One Plaza, Suite IL 1-0823, Chicago, Illinois or at its agency in the Borough of Manhattan, The City of New York. Book-Entry Notes may be transferred or exchanged only through the Depositary. See "--Book-Entry Notes."

   All percentages resulting from any calculation with respect to any notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from the calculation on any notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upwards).

   As used in this prospectus supplement, "business day" means, unless otherwise specified in the applicable pricing supplement, any Monday, Tuesday, Wednesday, Thursday or Friday that in The City of New York is not a day on which banking institutions are authorized or obligated by law, regulation or executive order to close (a "regular weekday"). Provided, that with respect to foreign currency notes, the regular weekday is also not a day on which commercial banks are authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency (or, if the specified currency is euro, the regular weekday is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open) and provided that with respect to notes as to which LIBOR (as defined below under "--Floating Rate Notes--LIBOR") is the applicable interest rate basis the regular weekday is also a London business day.

   As used herein, "London business day" means any day on which dealings in deposits in the Designated LIBOR Currency are transacted in the London interbank market and "principal financial center" means (1) the capital city of the country issuing the specified currency or (2) the capital city of the country to which the Designated LIBOR Currency relates, as applicable, except, in the case of (1) or (2) above, that with respect to United States dollars and euros, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Portuguese escudos, South African rand and Swiss francs, the principal financial center shall be The City of

New York, Sydney and (solely in the case of the specified currency) Melbourne, Toronto, Frankfurt, Amsterdam, London, Johannesburg and Zurich, respectively.

   The notes are referred to in the accompanying prospectus as debt securities. For a description of the rights attaching to different series of debt securities under the indenture, see "Description of Debt Securities" in the accompanying prospectus. Unless otherwise specified in the applicable pricing supplement, the notes will have the terms described below.

Interest

  General

   Unless otherwise specified in the applicable pricing supplement, each interest-bearing note will bear interest from and including its date of issue or from and including the most recent interest payment date to which interest on the note has been paid or duly provided for. Interest will be payable at a fixed rate per annum or at the rate per annum determined pursuant to the interest rate formula or formulas, included in the note and in the applicable pricing supplement, until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, interest will be payable on each interest payment date and at maturity. Interest, other than defaulted interest which may be paid to the holder on a special record date, will be payable to the holder at the close of business on the regular record date next preceding an interest payment date; provided, however, that the first payment of interest on any note originally issued between a regular record date and the next interest payment date will be made on the interest payment date following the next succeeding regular record date to the holder on the next succeeding regular record date.

   Interest rates, interest rate formulas and other variable terms of the notes are subject to change by us from time to time, but no change will affect any note already issued or as to which an offer to purchase has been accepted by us. Unless otherwise specified in the applicable pricing supplement, the interest payment dates and the regular record dates for fixed rate notes will be described below under "--Fixed Rate Notes." The interest payment dates for floating rate notes will be as specified in the applicable pricing supplement, and unless otherwise specified in the applicable pricing supplement, each regular record date for a floating rate note will be the fifteenth day, whether or not a business day, preceding each interest payment date.

   Each interest-bearing note will bear interest at either a fixed rate or a floating rate determined by reference to the interest rate formula or formulas stated in the note, which may be adjusted by a spread and/or spread multiplier. Any floating rate note may also have either or both of the following:

  . a maximum interest rate, or ceiling, on the rate of interest that may accrue during any interest period; and

  . a minimum interest rate, or floor, on the rate of interest that may accrue during any interest period.

   The applicable pricing supplement relating to each note will designate either a fixed rate of interest per annum on the applicable fixed rate note or one or more of the following interest rate bases as applicable to the relevant floating rate note:

  . the Commercial Paper Rate, in which case we will refer to the note as a "Commercial Paper Rate Note";

  .  the CD Rate, in which case we will refer to the note as a "CD Rate Note";

  .  the CMT Rate, in which case we will refer to the note as a "CMT Rate Note";

  . the Federal Funds Rate, in which case we will refer to the note as a "Federal Funds Rate Note";

  . the Eleventh District Cost of Funds Rate, in which case we will refer to the note as an "Eleventh District Cost of Funds Rate Note";

  .  LIBOR, in which case we will refer to the note as a "LIBOR Note";

  . the Prime Rate, in which case we will refer to the note as a "Prime Rate Note";

  . the Treasury Rate, in which case we will refer to the note as a "Treasury Rate Note"; or

  . any other interest rate basis or formula, which may include a combination of more than one of the interest rate bases described above, as may be specified in the pricing supplement.

   Notwithstanding the determination of the interest rate as provided below, the interest rate on the notes for any interest period shall not be greater than the maximum interest rate, if any, or less than the minimum interest rate, if any, specified in the applicable pricing supplement. The interest rate on the notes will in no event be higher than the maximum rate permitted by Illinois or other applicable law, as the same may be modified by United States law of general application. Under present Illinois law, there is no maximum rate of interest applicable to loans made to a corporation.

  Fixed Rate Notes

   Unless otherwise specified in the applicable pricing supplement, each interest-bearing fixed rate note will accrue interest from and including its date of issue at the annual rate stated on the face of the note, as specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, payments of interest on any fixed rate note on any interest payment date or at maturity will include interest accrued from and including the date of issue, or from and including the most recent interest payment date to which interest has been paid or duly provided for, to but excluding the date of the interest payment date or maturity. Fixed rate notes may bear one or more annual rates of interest during the periods or under the circumstances specified therein and in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months.

   Unless otherwise specified in the applicable pricing supplement, the interest payment dates for fixed rate notes, including fixed rate Amoritizing Notes, will be semi-annually on each February 15 and August 15 and the regular record dates will be each February 1 and August 1, whether or not a business day. In the case of fixed rate Amoritizing Notes, interest payment dates may be quarterly on each February 15, May 15, August 15 and November 15 if specified in the applicable pricing supplement, and the regular record dates will be each February 1, May 1, August 1 and November 1, whether or not a business day, next preceding each interest payment date. If the interest payment date or maturity for any fixed rate note is not a business day, all payments to be made on that day with respect to the note will be made on the next day that is a business day with the same force and effect as if made on the due date, and no additional interest will be payable as a result of the delayed payment.

   Unless otherwise specified in the applicable pricing supplement, payments with respect to fixed rate Amortizing Notes will be applied first to interest due and payable on the notes and then to the reduction of the unpaid principal amount of the notes. A table setting forth repayment information in respect of each fixed rate Amortizing Note will be provided to the original purchaser of the note and will be available, upon request, to subsequent holders.

  Floating Rate Notes

   Unless otherwise specified in the applicable pricing supplement, each floating rate note will bear interest at a variable rate determined by reference to an interest rate formula or formulas plus or minus the spread, if any, and/or multiplied by the spread multiplier, if any. The "spread" is the number of basis points (one basis point equals one one-hundredth of a percentage point) specified in the applicable pricing supplement as being applicable to the note. The "spread multiplier" is the percentage specified in the applicable pricing supplement as being applicable to the note. The applicable pricing supplement will specify the interest rate formula or formulas and the spread or spread multiplier, if any, and the maximum and minimum interest rate, if any, applicable to each floating rate note. In addition, the pricing supplement will contain particulars as to the calculation agent, index maturity, date of issue, the interest rate in effect for the period from the date of issue to the first date on which the interest on the floating rate note will be reset specified in the applicable pricing supplement, interest determination dates, interest payment dates, regular record dates and interest reset dates with respect to the note. As used in this prospectus supplement, "index maturity" means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, Bank One, National Association, will be the "calculation agent."

   Except as provided below or in the applicable pricing supplement, the interest payment dates for floating rate notes, including floating rate Amortizing Notes, will be in the case of floating rate notes which reset:

  . daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified on the face of the notes and in the applicable prospectus supplement;

  . quarterly, the third Wednesday of March, June, September and December of each year, as specified on the face of the notes and in the applicable pricing supplement;

  . semi-annually, the third Wednesday of each of two months of each year, as specified on the face of the notes and in the applicable pricing supplement; and

  . annually, the third Wednesday of one month of each year, as specified on the face of the notes and in the applicable pricing supplement and, in each case, at maturity. If any interest payment date, other than maturity for any floating rate note, is not a business day for the floating rate note, the interest payment date will be postponed to the next day that is a business day for the floating rate note, except that in the case of a LIBOR Note, if the business day for the floating rate note is in the next succeeding calendar month, the interest payment date will be the immediately preceding London business day. If the maturity for any floating rate note falls on a day that is not a business day, all payments to be made on the day with respect to the note will be made on the next day that is a business day with the same force and effect as if made on the due date, and no additional interest will be payable on the date of payment for the period from and after the due date as a result of the delayed payment.

   The rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, the period being referred to herein as the "reset period" for the note, and the first day of each reset period being an "interest reset date," as specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the interest reset date will be, in the case of floating rate notes that reset:

  .  daily, each business day;

  . weekly, the Wednesday of each week (with the exception of weekly reset floating rate notes as to which the Treasury Rate is an applicable interest rate formula stated in the note, which reset on the Tuesday of each week);

  . monthly, the third Wednesday of each month (with the exception of monthly reset Eleventh District Cost of Funds Rate Notes, which will reset on the first calendar day of the month);

  . quarterly, the third Wednesday of each March, June, September and December of each year;

  . semi-annually, the third Wednesday of each of two months of each year, as specified in the applicable pricing supplement; and

  . annually, the third Wednesday of one month of each year, as specified in the applicable pricing supplement;

provided, however, that the interest rate in effect from the date of issue to but excluding the first interest reset date with respect to a floating rate note will be the initial interest rate, as specified in the applicable pricing supplement. If any interest reset date for any floating rate note is not a business day for the floating rate note, the interest reset date will be postponed to the next day that is a business day for the floating rate note, except that in the case of a LIBOR Note, if the business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding London business day. Each adjusted rate will be applicable on and after the interest reset date to which it relates to but excluding the next succeeding interest reset date or until maturity.

   The interest rate for each reset period will be the rate determined by the calculation agent on the calculation date pertaining to the interest determination date pertaining to the interest reset date for the reset period. Unless otherwise specified in the applicable pricing supplement, the "interest determination date" pertaining to an interest reset date for:

  . a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), a CD Rate Note (the "CD Interest Determination Date"), a CMT Rate Note (the "CMT Interest Determination Date"), a Federal Funds Rate Note (the "Federal Funds Interest Determination Date") or a Prime Rate Note (the "Prime Interest Determination Date") will be the second business day prior to the interest reset date;

  . the Eleventh District Cost of Funds Rate Note (the "Eleventh District Interest Determination Date") will be the last business day of the month immediately preceding the interest reset date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the FHLB Index (as defined under "Eleventh District Cost of Funds Rate");

  . a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London business day immediately preceding each interest reset date; and

  . a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If an auction is so held on the preceding Friday, that Friday will be the Treasury Interest Determination Date pertaining to the reset period commencing in the next succeeding week.

   Unless otherwise specified in the applicable pricing supplement, the "calculation date" pertaining to any interest determination date will be the earlier of:

  . the tenth calendar day after the interest determination date or, if that day is not a business day, the next day that is a business day; and

  . the business day preceding the applicable interest payment date or maturity, as the case may be.

   Unless otherwise specified in the applicable pricing supplement, payments with respect to floating rate Amortizing Notes will be applied first to interest due and payable on the notes and then to the reduction of the unpaid principal amount of the notes. A table setting forth repayment information in respect of each floating rate Amortizing Note will be provided to the original purchaser of the note and will be available, upon request, to subsequent holders.

   Unless otherwise specified in the applicable pricing supplement, each floating rate note will accrue interest from and including its date of issue at the rate determined as provided in the note and as specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, payments of interest on any floating rate note on an interest payment date will include interest accrued from and including the date of issue, or from and including the most recent interest payment date to which interest has been paid or duly provided for, to but excluding the interest payment date or maturity. With respect to floating rate notes, accrued interest is calculated by multiplying the face amount of a note by an accrued interest factor. This accrued interest factor is computed by adding the interest factors calculated for each day from and including the date of issue, or from and including the last date to which interest has been paid or duly provided for, to but excluding the date for which accrued interest is being calculated. The interest factor for each day, unless otherwise specified, is computed by dividing the interest rate applicable to that day by 360, in the case of Commercial Paper Rate Notes, CD Rate Notes, Federal Funds Rate Notes, Eleventh District Cost of Funds Rate Notes, LIBOR Notes and Prime Rate Notes or by the actual number of days in the year, in the case of CMT Rate Notes or Treasury Rate Notes.

   The calculation agent will calculate the interest rate on the floating rate notes, as provided below. The calculation agent will, upon the request of the holder of any floating rate note, provide the interest rate then in effect and, if then determined, the interest rate which will become effective as a result of a determination made with respect to the most recent interest determination date with respect to the note. For purposes of calculating the rate of interest payable on floating rate notes, we have entered into or will enter into an agreement with the calculation agent. The calculation agent's determination of any interest rate will be final and binding in the absence of manifest error.

   Commercial Paper Rate. Each Commercial Paper Rate Note will bear interest at the interest rate specified in the Commercial Paper Rate Note and in the applicable pricing supplement. The interest rate will be calculated with reference to the Commercial Paper Rate and the spread and/or spread multiplier, if any.

   Unless otherwise specified in the applicable pricing supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors ("H.15(519)") under the caption "Commercial Paper--Nonfinancial" or, if not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the Commercial Paper Interest Determination Date will be the Money Market Yield of the rate on the Commercial Paper Interest Determination Date for commercial paper having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in its daily update of H.15(519), available through the web site of the Board of Governors of the Federal Reserve System at www.federal.reserve.gov/releases/h15/update, or any successor site or publication ("H.15 Daily Update") under the caption "Commercial Paper--Nonfinancial." If the rate is not yet published by 3:00 P.M., New York City time, on the related calculation date in either H.15(519) or H.15 Daily Update, then the Commercial Paper Rate on that Commercial Paper Interest Determination Date will be calculated by the calculation agent and will be the Money Market Yield of the arithmetic mean of the offered rates, quoted on a bank discount basis, as of 11:00 A.M., New York City time, on the Commercial Paper Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the calculation agent for commercial paper having the index maturity specified in the applicable pricing supplement placed for industrial issuers whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of the Commercial Paper Interest Determination Date will be the Commercial Paper Rate in effect on the Commercial Paper Interest Determination Date.

   "Money Market Yield" means a yield (expressed as a percentage rounded, if necessary, to the nearest one one hundred-thousandth of a percent) calculated in accordance with the following formula:

Money Market Yield =  D X 360  x 100
                    ----------
                     360-(D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which accrued interest is being calculated.

   CD Rate. Each CD Rate Note will bear interest at the interest rate specified in the CD Rate Note and in the applicable pricing supplement. The interest rate will be calculated with reference to the CD Rate and the spread and/or spread multiplier, if any.

   Unless otherwise specified in the applicable pricing supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on that date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)" or, if not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the CD Interest Determination Date for negotiable certificates of deposit of the index maturity specified in the applicable pricing supplement as published in H.15 Daily Update under the caption "CDs (Secondary Market)." If the rate is not yet published in either H.15(519) or H.15 Daily Update by 3:00 P.M., New York City time, on the related calculation date, then the CD Rate on that CD Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that CD Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York selected by the calculation agent for negotiable certificates of deposit of major United States money market banks (in the market for negotiable certificates of deposits) with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in a denomination of $5,000,000; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the CD Rate determined as of the CD Interest Determination Date will be the CD Rate in effect on the CD Interest Determination Date.

   CMT Rate. Each CMT Rate Note will bear interest at the interest rate specified in the CMT Rate Note and in the applicable pricing supplement. The interest rate will be calculated with reference to the CMT Rate and the spread and/or spread multiplier, if any.

   Unless otherwise specified in the applicable pricing supplement, "CMT Rate" means, with respect to any CMT Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption "Treasury Constant Maturities" under the column for the Designated CMT Maturity Index for (1) if the Designated CMT Telerate Page is 7051, the CMT Interest Determination Date and (2) if the Designated CMT Telerate Page is 7052, the week or month, as specified in the applicable pricing supplement, ended immediately preceding the week in which the applicable CMT Interest Determination Date occurs.

   If the rate is no longer displayed on the relevant page or is not so displayed by 3:00 P.M., New York City time, on the related calculation date, then the CMT Rate for that CMT Interest Determination Date will be the treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

   If the rate is no longer published or is not so published by 3:00 P.M., New York City time, on the related calculation date, then the CMT Rate on the CMT Interest Determination Date will be the treasury constant maturity rate for the Designated CMT Maturity Index, or other United States Treasury rate for the Designated CMT Maturity Index, for the CMT Interest Determination Date with respect to the interest reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

   If the information is not so provided by 3:00 P.M., New York City time, on the related calculation date, then the CMT Rate on the CMT Interest Determination Date will be calculated by the calculation agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (each, a "reference dealer") selected by the calculation agent (from five reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than the Designated CMT Maturity Index minus one year.

   If the calculation agent is unable to obtain three Treasury Note quotations, the CMT Rate on the CMT Interest Determination Date will be calculated by the calculation agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Interest Determination Date of three reference dealers in The City of New York (from five reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million.

   If three or four (and not five) of the reference dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of the quotes will be eliminated; provided, however, that if fewer than three reference dealers so selected by the calculation agent are quoting as mentioned herein, the CMT Rate determined as of the CMT Interest Determination Date will be the CMT Rate in effect on that CMT Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

   "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page specified in the applicable pricing supplement (or any other page as may replace that page on that service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) or, if no page is specified in the applicable pricing supplement, page 7052 for the most recent week.

   "Designated CMT Maturity Index" means the original period to maturity of the Treasury Notes (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated or, if no maturity is specified in the applicable pricing supplement, 2 years.

   Federal Funds Rate. Each Federal Funds Rate Note will bear interest at the interest rate specified in the Federal Funds Rate Note and in the applicable pricing supplement. The interest rate will be calculated with reference to the Federal Funds Rate and the spread and/or spread multiplier, if any.

   Unless otherwise specified in the applicable pricing supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on that date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)," or, if the rate is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the Federal Funds Interest Determination Date as published in H.15 Daily Update under the caption "Federal Funds (Effective) as such rate is displayed on Telerate Page 120 (or any other page as may replace such page on such service) ("Telerate Page 120").

   If the rate does not appear on Telerate Page 120 or is not yet published by 3:00 P.M., New York City time, on the related calculation date, then the Federal Funds Rate on the Federal Funds Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred thousandth of a percent, with five millionths of a percentage point rounded upwards) of the rates as of 9:00 A.M., New York City time, on the Federal Funds Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the calculation agent; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of the Federal Funds Interest Determination Date will be the Federal Funds Rate then in effect on the Federal Funds Interest Determination Date.

   Eleventh District Cost of Funds Rate. Each Eleventh District Cost of Funds Rate Note will bear interest at the interest rate specified in the Eleventh District Cost of Funds Rate Note and in the applicable pricing supplement. The interest rate will be calculated with reference to the Eleventh District Cost of Funds Rate and the spread and/or spread multiplier, if any.

   Unless otherwise specified in the applicable pricing supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Eleventh District Determination Date, the rate equal to the monthly weighted average cost of funds for the calendar month preceding the Eleventh District Interest Determination Date as set forth under the caption "11th District" on the display on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on the Eleventh District Interest Determination Date.

   If the rate does not appear on Telerate Page 7058 on the Eleventh District Interest Determination Date, the Eleventh District Cost of Funds Rate on the Eleventh District Interest Determination Date will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "FHLB Index") by the FHLB of San Francisco as the cost of funds for the calendar month immediately preceding the date of the announcement. If the FHLB of San Francisco fails to announce the rate for the calendar month immediately preceding the Eleventh District Interest Determination Date, the Eleventh District Cost of Funds Rate determined as of the Eleventh District Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on the Eleventh District Interest Determination Date.

   LIBOR. Each LIBOR Note will bear interest at the interest rate specified in the LIBOR Note and in the applicable pricing supplement. The interest rate will be calculated with reference to LIBOR and the spread and/or spread multiplier, if any.

   Unless otherwise specified in the applicable pricing supplement, "LIBOR" means, with respect to any LIBOR Interest Determination Date, the rate determined by the calculation agent in accordance with the following provisions:

  . With respect to any LIBOR Interest Determination Date, LIBOR will be either:

    . if "LIBOR Reuters" is specified in the note and applicable pricing supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides for only a single rate, in which case the single rate will be used) for deposits in the Designated LIBOR Currency (as defined below) having the index maturity specified in the note and the applicable pricing supplement, commencing on the second London business day immediately following the LIBOR Interest Determination Date, which appear on the Designated LIBOR Page specified in the note and the applicable pricing supplement as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two offered rates appear (unless, as described above, only a single rate is required) on the Designated LIBOR Page; or

    . if "LIBOR Telerate" is specified in the note and applicable pricing supplement, the rate for deposits in the Designated LIBOR Currency having the index maturity specified in the note and the applicable pricing supplement, commencing on the second London business day immediately following the LIBOR Interest Determination Date, which appears on the Designated LIBOR Page specified in the note and the applicable pricing supplement as of 11:00 A.M., London time, on the LIBOR Interest Determination Date. Notwithstanding the foregoing, if fewer than two offered rates appear on the Designated LIBOR Page with respect to LIBOR Reuters (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case the single rate will be used), or if no rate appears on the Designated LIBOR Page with respect to the LIBOR Telerate, whichever may be applicable, LIBOR with respect to that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in the following bullet point paragraph.

  . With respect to any LIBOR Interest Determination Date on which fewer than two offered rates appear (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case the single rate will be used), or no rate appears, as the case may be, on the Designated LIBOR Page with respect to LIBOR Telerate, as the case may be, the calculation agent will request the principal London offices of each of four major banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the index maturity specified in the note and the applicable pricing supplement, commencing on the second London business day immediately following the LIBOR Interest Determination Date, to prime banks in the London interbank market as of 11:00 A.M., London time, on the LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in that market at that time. If at least two quotations are so provided, then LIBOR on the LIBOR Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted as of 11:00 A.M., in the applicable principal financial center, on the LIBOR Interest Determination Date by three major banks in the principal financial center selected by the calculation agent for loans in the Designated LIBOR Currency to leading European banks, commencing on the second London business day immediately following the LIBOR Interest Determination Date having the index maturity specified in the note and the applicable pricing supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in that market at that time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of the LIBOR Interest Determination Date will be LIBOR in effect on the LIBOR Interest Determination Date.

   "Designated LIBOR Currency" means, with respect to any LIBOR Note, the currency (including a composite currency), if any, specified in the note and the applicable pricing supplement as the Designated LIBOR Currency or, if no currency is specified in the note and the applicable pricing supplement, United States dollars.

   "Designated LIBOR Page" means either:

  . if "LIBOR Reuters" is specified in the note and the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Designated LIBOR currency; or

  . if "LIBOR Telerate" is specified in the note and the applicable pricing supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Designated LIBOR Currency.

If neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the note and the applicable pricing supplement, LIBOR for the applicable Designated LIBOR Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Designated LIBOR Currency, page 3750) had been chosen.

   Prime Rate. Each Prime Rate Note will bear interest at the interest rate specified in the Prime Rate Note and in the applicable pricing supplement. The interest will be calculated with reference to the Prime Rate and the spread and/or spread multiplier, if any.

   Unless otherwise specified in the applicable pricing supplement, "Prime Rate" means, with respect to any Prime Interest Determination Date, the rate on that date as published in H.15(519) under the caption "Bank Prime Loan," or, if not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the Prime Interest Determination Date as published in H.15 Daily Update under the caption "Bank Prime Loan."

   If the rate is not yet published in either H.15(519) or H.15 Daily Update by 3:00 P.M., New York City time, on the related calculation date, the rate on the Prime Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 (as defined below) as the bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on the Prime Interest Determination Date.

   If fewer than four rates appear on the Reuters Screen US PRIME 1 for the Prime Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on the Prime Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the calculation agent.

   If fewer than two quotations are provided, the Prime Rate with respect to the Prime Interest Determination Date will be determined on the basis of the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500 million and being subject to supervision or examination by Federal or state authority, selected by the calculation agent to provide the rate or rates; provided, however, that if the appropriate number of substitute banks or trust companies so selected by the calculation agent are not quoting as mentioned in this sentence, the Prime Rate determined as of the Prime Interest Determination Date will be the Prime Rate in effect on the Prime Interest Determination Date.

   "Reuters Screen US PRIME 1" means the display designated as page "US PRIME 1" on the Reuters Monitor Money Rates Service (or any other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major banks).

   Treasury Rate. Each Treasury Rate Note will bear interest at the interest rate specified in the Treasury Rate Note and in the applicable pricing supplement. The interest rate will be calculated with reference to the Treasury Rate and the spread and/or spread multiplier, if any.

   Unless otherwise specified in the applicable pricing supplement, "Treasury Rate" means, with respect to any Treasury Rate Interest Determination Date, the rate set at the most recent auction held on the Treasury Rate Interest Determination Date of direct obligations of the United States ("Treasury Bills") having the index maturity specified in the applicable note under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace that page on such service) ("Telerate Page 56") or page 57 (or any other page as may replace that page on that service) ("Telerate Page 57") or, if not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield (as defined below) of the rate for Treasury Bills as published in H.15 Daily Update, or the other recognized electronic source used for the purpose of displaying the rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High."

   If the rate is not so published in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related calculation date, the Treasury Rate on the Treasury Rate Interest Determination Date shall be the Bond Equivalent Yield of the auction rate of the Treasury Bills as announced by the United States Department of the Treasury.

   In the event that the auction rate is not so announced by the United States Department of the Treasury on the calculation date, or if no auction of Treasury Bills is held, then the Treasury Rate on such Treasury Rate Interest Determination Date shall be the Bond Equivalent Yield of the rate on such Treasury Rate Interest Determination Date of Treasury Bills having the index maturity as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 P.M., New York City time, on the related calculation date, the rate on the Treasury Rate Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or the other recognized electronic source used for the purpose of displaying the rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market."

   If the rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related calculation date, then the Treasury Rate on the Treasury Rate Interest Determination Date shall be calculated by the calculation agent and shall be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of the Treasury Rate Interest Determination Date will be the Treasury Rate in effect on the Treasury Rate Interest Determination Date.

   "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                  Bond Equivalent Yield =    D X N     x  100
                                          -----------
                                          360-(D X M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable interest reset period.

Other Provisions; Addendum

   Any provisions with respect to the notes, including the specification and determination of one or more interest rate bases, the calculation of the interest rate applicable to a floating rate note, the interest payment dates, the stated maturity, any redemption or repayment provisions or any other term relating to the notes, may be modified and/or supplemented as specified under "Other Provisions" on the face of the notes or in an addendum relating thereto, if so specified on the face of the notes and described in the applicable pricing supplement.

Original Issue Discount Notes

   We may from time to time offer Original Issue Discount Notes. The pricing supplement applicable to Original Issue Discount Notes may provide that holders of the notes will not receive periodic payments of interest. For purposes of determining whether holders of the requisite principal amount of notes outstanding under the indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of Original Issue Discount Notes will be deemed to be the amount of the principal that would be due and payable upon declaration of acceleration of the stated maturity of the note as of the date of determination. See "--General."

   "Original Issue Discount Note" means (1) a note that has a "stated redemption price at maturity" that exceeds its "issue price" (each as defined for U.S. federal income tax purposes) by at least 0.25% of its stated redemption price at maturity multiplied by the number of complete years from the date of issue to the stated maturity for the note (or, in the case of a note that provides for payment of any amount other than the qualified stated interest prior to maturity, the weighted average maturity of the note) and (2) any other note designated by us as issued with original issue discount for U.S. federal income tax purposes.

Amortizing Notes

   We may offer notes ("Amortizing Notes") with the amount of principal of the notes and interest on the notes payable in installments over the term of the notes. Interest on each Amortizing Note will be computed as specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. A table setting forth repayment information with respect to each Amortizing Note will be provided to the original purchaser of the note and will be available, upon request, to subsequent holders.

Currency Indexed Notes

   We may from time to time offer notes that have the principal amount payable at maturity and/or the interest rate determined by reference to the rate of exchange between a specified currency and the other currency we specify as the indexed currency in the applicable pricing supplement, or as determined in another manner as we may specify in the applicable pricing supplement ("Currency Indexed Notes").

   Unless we specify otherwise in the applicable pricing supplement, holders of Currency Indexed Notes will be entitled to receive (1) an amount of principal exceeding the stated face amount of the principal of, and/or an amount of interest at an interest rate exceeding the stated rate of interest on, their Currency Indexed Notes if, at maturity or upon the relevant interest payment date, as the case may be, the rate at which the specified currency can be exchanged for the indexed currency exceeds the rate of exchange designated as the base exchange rate, expressed in units of the indexed currency per one unit of the specified currency, in the applicable pricing supplement or (2) an amount of principal less than the stated face amount and/or an amount of interest at an interest rate less than the stated interest rate if, at maturity or upon the relevant interest payment date, as the case may be, the rate at which the specified currency can be exchanged for the indexed currency is less than the base exchange rate, in each case determined as described above under "--Interest."

   Information about the payment of principal and interest, the relative historical value, which information is not necessarily indicative of relative future value, of the applicable specified currency against the applicable indexed currency, any exchange controls applicable to the specified currency or indexed currency and certain tax consequences to holders of Currency Indexed Notes will be described in the applicable pricing supplement. See "Risk Factors--Exchange Rates and Exchange Controls."

Other Indexed Notes

   In addition to Currency Indexed Notes, notes may be issued where the principal amount payable at maturity and/or the interest rate or premium to be paid on the notes are to be determined by reference to the relationship between two or more currencies, to the price of one or more specified securities or commodities exchange indices or other indices or by other similar methods or formulas. These notes are called "Indexed Notes." In the pricing supplement relating to an Indexed Note, we will describe, as applicable, the method by which the amount of interest payable on any interest payment date and the amount of principal payable at maturity in respect of the Indexed Note will be determined, special tax consequences of the purchase, ownership or disposition of the Indexed Notes, risks associated with an investment in the Indexed Notes and other information relating to the Indexed Notes.

Subsequent Interest Periods

   The pricing supplement relating to each note will indicate whether we have the option to reset the interest rate, in the case of a fixed rate note, or to reset the spread and/or spread multiplier, in the case of a floating rate note, and, if so, the date or dates on which we may reset the interest rate or the spread and/or spread multiplier (each an "Optional Reset Date"). If we have this option, the following procedures will apply, unless modified in the applicable pricing supplement.

   We may exercise this option by notifying the trustee at least 45 but not more than 60 days prior to an Optional Reset Date. Not later than 40 days prior to the Optional Reset Date, the trustee will mail to the holder of the note a notice (the "reset notice") setting forth:

  .  the new interest or new spread and/or spread multiplier;

  . our election to reset the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note; and

  . the provisions, if any, for redemption or repayment during the period from the Optional Reset Date to the next Optional Reset Date or, if there is no next Optional Reset Date, to the maturity of the note (each period being a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which redemption may occur during the Subsequent Interest Period.

When the trustee transmits a reset notice to holders of the notes, the new interest rate or new spread and/or spread multiplier will take effect automatically on the Optional Reset Date, and, except as modified by the reset notice and as described in the next paragraph, the note will have the same terms as prior to the transmittal of the reset notice.

   Notwithstanding the foregoing, not later than 20 days prior to an Optional Reset Date for a note, we may, at our option, revoke the new interest rate, or the spread and/or spread multiplier provided for in the reset notice and establish a higher interest rate or a spread and/or spread multiplier for the Subsequent Interest Period commencing on that Optional Reset Date, by causing the trustee to transmit a notice of the higher interest rate or higher spread and/or spread multiplier to holders of the notes. This notice will be irrevocable. All notes whose interest rate or spread and/or spread multiplier is reset on an Optional Reset Date and which have not been tendered for repayment, or with respect to which tenders have been validly revoked, pursuant to the next succeeding paragraph will bear the higher interest rate or higher spread and/or spread multiplier for the Subsequent Interest Period.

   If we elect to reset the interest rate or the spread and/or spread multiplier of a note, holders of the notes will have the option to elect that we repay the notes on any Optional Reset Date at a price equal to the aggregate principal amount of the note outstanding on, plus any accrued interest to, the Optional Reset Date. In order for a note to be repaid on an Optional Reset Date, holders of the notes must follow the procedures set forth below under "--Repayment at the Option of the Holder" for optional repayment, except that the period for delivery of the note or notification to the trustee will be between 25 and 35 days prior to the Optional Reset Date and except that if holders of the notes have tendered a note for repayment pursuant to a reset notice, the holders may, by written notice to the trustee, revoke their tenders for repayment until the close of business on the tenth day prior to the Optional Reset Date.

Extension of Maturity

   The applicable prospectus supplement will indicate whether we have the option to extend the stated maturity of any note for one or more periods of one or more years up to, but not beyond, the final maturity date specified in the applicable prospectus supplement.

   We may exercise that option with respect to a note by notifying the trustee at least 45 but not more than 60 days prior to the initial stated maturity of that note, or then applicable extension of that note (the "Pre-Exercise Stated Maturity Date"). Not more than 40 days prior to the Pre-Exercise Stated Maturity Date, the trustee will send to the holder of that note, by telegram, telex, facsimile transmission, hand delivery or first class, postage prepaid letter, an extension notice setting forth:

  .  our election to extend the stated maturity of that note;

  .  the new stated maturity;

  . in the case of a fixed rate note, the interest rate applicable during the extension period or, in the case of a floating rate note, the spread and/or spread multiplier applicable during the extension period; and

  . the provisions, if any, for redemption of that note during the extension period, including the date or dates on which or the period or periods during which and the price or prices at which redemption may occur during the extension period.

Upon the sending by the trustee of an extension notice to the holder of a note, the stated maturity of that note will be extended automatically, and, except as modified by the extension notice and as described in the next two paragraphs, the note will have the same terms as prior to the sending of that extension notice.

   Not later than 20 days prior to the Pre-Exercise Stated Maturity Date for a note, we may, at our option, revoke the interest rate or the spread and/or spread multiplier, as the case may be, provided for in the extension notice and establish a higher interest rate, in the case of a fixed rate note, or a spread and/or spread multiplier resulting in a higher interest rate, in the case of a floating rate note, for the extension period, by causing the trustee to send to the holder of that note, by telegram, telex, facsimile transmission, hand delivery or first class, postage prepaid letter, notice of that higher interest rate or the spread and/or spread multiplier resulting in a higher interest rate, as the case may be, which notice will be irrevocable. All notes with respect to which the stated maturity is extended will bear the higher interest rate or spread and/or spread multiplier resulting in a higher interest rate, as the case may be, for the extension period, whether or not those notes are tendered for repayment as provided in the next paragraph.

   If we elect to extend the stated maturity of a note, the holder of that note will have the option to elect repayment of the note, in whole but not in part, by us on the Pre-Exercise Stated Maturity Date (including the last day of the then current extension period) at a price equal to the principal amount of the note plus accrued and unpaid interest to, but excluding, the Pre-Exercise Stated Maturity Date. In order for a note to be repaid on that date, its holder must follow the procedures for optional repayment set forth below under "Redemption and Repayment," except that the period for delivery of the note or the notification to the trustee will be at least 25 but not more than 35 days prior to the Pre-Exercise Maturity Date. A holder who has tendered a note for repayment following receipt of an extension notice may revoke the tender by written notice to the trustee received prior to 5:00 P.M., New York City time, on the tenth day prior to the Pre-Exercise Stated Maturity Date.

Redemption at Our Option

   Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to any sinking fund.

   The notes will be redeemable at our option prior to their stated maturity only if an Initial Redemption Date is specified in the applicable pricing supplement. If so specified, the notes will be subject to redemption at our option on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 or the minimum denomination, if any, specified in the pricing supplement; provided, that, any remaining principal amount of the notes shall be at least $1,000 or the minimum denomination. The amount to be paid to the holder upon redemption with respect to a note, equals the sum of (1) the Initial Redemption Percentage specified in the pricing supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable (as specified in the pricing supplement)) multiplied by the unpaid principal amount or the portion to be redeemed (the "Redemption Price") and (2) accrued and unpaid interest to but excluding the date of redemption. However, payments due with respect to the note prior to the date of redemption will be payable to the holder of record of the note at the close of business on the relevant regular record date specified in the applicable pricing supplement, all as provided in the indenture. The Initial Redemption Percentage, if any, applicable to a note will decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount of the note or the portion of the note to be redeemed. We may exercise the redemption option by causing the trustee to mail a notice of the redemption at least 30 but not more than 60 days prior to the date of redemption in accordance with the provisions of the indenture. In the event of redemption of a note in part only, the note will be canceled and a new note or notes representing the unredeemed portion of the note will be issued in the name of the holder of the note.

Repayment at the Option of the Holder

   Unless otherwise specified in the applicable pricing supplement, a note will not be repayable, in whole or in part, prior to its stated maturity at the option of the holder. A note will be redeemable at the option of the holder on a date or dates specified prior to its stated maturity at a price or prices only if and as specified in the applicable pricing supplement, plus accrued and unpaid interest to but excluding the date of repayment. Unless otherwise specified in the applicable pricing supplement, if a note is repayable in part pursuant to the preceding sentence, the principal amount of the note or notes to be issued to the holder for the portion of the note not being repaid must be $1,000 or an integral multiple of $1,000 in excess thereof or, in the case of foreign currency notes, the minimum denomination specified in the applicable pricing supplement.

   In order for a note that is repayable at the option of the holder to be repaid prior to its stated maturity, the paying agent (initially, we have appointed the trustee as paying agent) must receive at least 30 but not more than 45 days prior to the repayment date (1) the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed or (2) a telegram, telex, facsimile transmission or letter (first class, postage prepaid) from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the note to be repaid, with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed, will be received by the paying agent not later than five business days after the date of the telegram, telex, facsimile transmission or letter and the note and form duly completed are received by the paying agent by the fifth business day. Exercise of the repayment option by the holder of a note will be irrevocable, except that a holder who has tendered a note for repayment may by written notice to the paying agent revoke the tender for repayment until the close of business on the tenth calendar day prior to the repayment date. The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note, provided that the principal amount of the note remaining outstanding after the repayment is an authorized denomination. Upon partial repayment the note will be canceled and a new note or notes for the remaining principal amount of the note will be issued in the name of the holder of the note.

   While the Book-Entry Notes are represented by global securities held by or on behalf of the Depositary and registered in the name of the Depositary or its nominee, the option for repayment may be exercised by the applicable Participant (as defined below under "--Book-Entry Notes") that has an account with the Depositary, on behalf of an owner of a beneficial interest in the global security or securities representing the Book-Entry Notes, by delivering a written notice substantially similar to the above-mentioned form duly completed to the trustee at its Corporate Trust Office (or any other address of which we will from time to time notify the holders), at least 30 but not more than 60 days prior to the date of repayment. Notices of elections from Participants on behalf of an owner of a beneficial interest in the global security or securities representing the Book-Entry Notes to exercise their option to have the Book-Entry Notes repaid must be received by the trustee by 5:00 P.M., New York City time, on the last day for giving the notice. In order to ensure that a notice is received by the trustee on a particular day, the owners of a beneficial interest in the global security or securities representing the Book-Entry Notes must so direct the applicable Participant before the Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, owners of a beneficial interest in the global security or securities representing Book-Entry Notes should consult the Participants through which they own their interest in the Book-Entry Notes therein for the respective deadlines for these Participants. All notices shall be executed by a duly authorized officer of the Participant (with signatures guaranteed) and will be irrevocable. In addition, owners of a beneficial interest in the global security or securities representing Book-Entry Notes shall effect delivery at the time the notices of election are given to the Depositary by causing the applicable Participant to transfer the holder's beneficial interest in the global security or securities representing the Book-Entry Notes, on the Depositary's records, to the trustee. See "--Book-Entry Notes."

   If applicable, we will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with any repayment.

Repurchase

   We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may be held or resold, or, at our discretion may be surrendered to the trustee for cancellation.

Other Provisions

   Any provisions with respect to the determination of an interest rate basis, the specifications of an interest rate basis, calculation of the interest rate applicable to, or the principal payable at maturity on, any note, its interest payment dates or any other matter relating to the note may be modified by the terms as specified under "Other Provisions" on the face of the note, or in an annex relating to the note if so specified on the face of the notes, and/or in the applicable pricing supplement.

Book-Entry Notes

   The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered global security will be issued for each issue of the notes, each in the aggregate principal amount of the issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds the maximum principal amount, if any, permitted by the Depositary, one global security will be issued with respect to the maximum principal amount and an additional global security will be issued with respect to any remaining principal amount of the issue.

   The following is based on information furnished by the Depositary:

   The Depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

   The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

   The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

   Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Notes on the Depositary's records. The ownership interest of beneficial owners of each Book-Entry Note is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a global security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners of a global security representing Book-Entry Notes will not receive certificates representing their ownership interests in Book-Entry Notes, except in the event that use of the book-entry system for the Book-Entry Notes is discontinued.

   To facilitate subsequent transfers, all global securities representing Book-Entry Notes which are deposited with the Depositary are registered in the name of the Depositary's nominee, Cede & Co., or another name as may be requested by an authorized representative of the Depositary. The deposit of global securities with the Depositary and their registration in the name of Cede & Co., or any other name requested by an authorized representative of the Depositary, effect no change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the global securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts the Book-Entry Notes are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Delivery of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue and terms are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in the issue to be redeemed.

   Neither the Depositary nor Cede & Co. will consent or vote with respect to the global securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

   Principal and interest payments on the global securities representing the Book-Entry Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on that date.

   Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participant and not of the Depositary, the paying agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of us or the paying agent, disbursement of the payments to Direct Participants is the responsibility of the Depositary, and disbursement of payments to the beneficial owners is the responsibility of Direct Participants and Indirect Participants.

   A beneficial owner shall give notice of any option to elect to have its Book-Entry Notes repaid by us, through its Participant, to the paying agent, and shall effect delivery of the Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the global security or securities representing the Book-Entry Notes, on the Depositary's records, to the paying agent. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing the Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

   The Depositary may discontinue providing its services as securities depositary with respect to the Book-Entry Notes at any time by giving reasonable notice to us or to the trustee. If we do not appoint a successor securities depositary within 90 days, certificates representing the Book-Entry Notes will be printed and delivered in exchange for the notes represented by the global security or securities held by the Depositary.

   We may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depositary). In that event, certificates representing the Book-Entry Notes will be printed and delivered in exchange for the notes represented by the global securities held by the Depositary.

   We have obtained the information in this section concerning the Depositary and the Depositary's book-entry system from sources that we believe to be reliable, but neither we nor any agent takes any responsibility for the accuracy of this information.

   None of us, any agents, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Defeasance

   Unless otherwise specified in the applicable pricing supplement, the notes will be subject to defeasance and discharge as described under "Description of Debt Securities--Defeasance" in the accompanying prospectus.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

General

   Unless otherwise specified in the applicable pricing supplement, foreign currency notes will not be sold in, or to residents of, the country issuing the specified currency. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents and, with respect to foreign currency notes, is by necessity incomplete. We and the agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest, if any, on, foreign currency notes. Such persons should consult their own financial and legal advisors with regard to these matters. See "Risk Factors--Exchange Rates and Exchange Controls."

Payment of Principal, Premium, if any, and Interest, if any

   Unless otherwise specified in the applicable pricing supplement, we are obligated to make payments of principal of, premium, if any, and interest, if any, on, a foreign currency note in the specified currency. Any amounts payable by us in the specified currency will be converted by the exchange rate agent named in the applicable pricing supplement into United States dollars for payment to holders unless otherwise specified in the applicable pricing supplement or the holder of the foreign currency note elects, in the manner described in this prospectus supplement, to receive the amounts in the specified currency.

   Except as provided under "--Availability of Specified Currency" below, any United States dollar amount to be received by a holder of a foreign currency note will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 A.M., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers, one of whom may be the exchange rate agent, selected by the exchange rate agent and approved by us for the purchase by the quoting dealer of the specified currency for United States dollars for settlement on the payment date in the aggregate amount of the specified currency payable to all holders of foreign currency notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the holders of the foreign currency notes by deductions from the payments. If three bid quotations are not available, payments will be made in the specified currency.

   Holders of foreign currency notes may elect to receive all or a specified portion of any payment of principal, premium, if any, and/or interest, if any, in the specified currency by submitting a written request for payment to the trustee at its corporate trust office in The City of Chicago or The City of New York on or prior to the applicable record date or at least 15 days prior to maturity, as the case may be. The written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. Holders of foreign currency notes may elect to receive all or a specified portion of all future payments in the specified currency and need not file a separate election for each payment. The election will remain in effect until revoked by written notice to the trustee, but written notice of any revocation must be received by the trustee on or prior to the applicable record date or at least 15 days prior to maturity, as the case may be. Holders of foreign currency notes to be held in the name of a broker or nominee should contact the broker or nominee to determine whether and how an election to receive payments in the specified currency may be made.

   Unless otherwise specified in the applicable pricing supplement, if the specified currency is other than United States dollars, a beneficial owner of the related global security or securities which elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify the Participant through which it owns its interest on or prior to the applicable record date or at least 15 days prior to the maturity, as the case may be, of the beneficial owner's election. The Participant must notify the Depositary of the election on or prior to the third business day after the record date or at least 12 days prior to the maturity, as the case may be, and the Depositary will notify the trustee of the election on or prior to the fifth business day after the record date or at least 10 days prior to the maturity, as the case may be. If complete instructions are received by the Participant from the beneficial owner and forwarded by the Participant to the Depositary, and by the Depositary to the trustee, on or prior to those dates, then the beneficial owner will receive payments in the specified currency.

   Payments of the principal of, premium, if any, and/or interest, if any, on, foreign currency notes which are to be made in United States dollars will be made in the manner specified in this prospectus supplement with respect to notes denominated in United States dollars. See "Description of Notes--General." Payments of interest, if any, on foreign currency notes which are to be made in the specified currency on an interest payment date other than maturity will be made by check mailed to the address of the holders of the foreign currency notes as they appear in the security register, subject to the right to receive the interest payments by wire transfer of immediately available funds under the circumstances described under "Description of Notes--General." Payments of principal of, and premium, if any, and/or interest, if any, on, foreign currency notes which are to be made in the specified currency at maturity will be made by wire transfer of immediately available funds to an account with a bank designated at least 15 days prior to maturity by each holder, provided that the bank has appropriate facilities and that the applicable foreign currency note is presented and surrendered at the Corporate Trust Office of the trustee at 1 Bank One Plaza, Suite IL 1-0823, Chicago, Illinois or at its agency in the Borough of Manhattan, The City of New York in time for the trustee to make the payments by wire transfer in accordance with its normal procedures.

Availability of Specified Currency

   If the specified currency for a foreign currency note is not available for the required payment of principal, premium, if any, and/or interest, if any, in respect of the foreign currency note due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to the holder of the foreign currency note by making payment in United States dollars on the basis of the Market Exchange Rate (as defined below) computed by the exchange rate agent, on the second business day prior to the payment or, if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable pricing supplement.

   The "Market Exchange Rate" for a specified currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfer for the specified currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York. Any payment made in United States dollars under these circumstances where the required payment is in a specified currency other than United States dollars will not constitute an Event of Default under the indenture with respect to the notes.

   All determinations referred to above made by the exchange rate agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the foreign currency notes.

Judgments

   If an action based on foreign currency notes were commenced in a federal court of the United States, it is not clear whether the court would grant judgment relating to the notes in United States dollars or in the specified currency. Furthermore, if the judgment were rendered in United States dollars, it is not clear whether the rate of conversion into United States dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. Under current Illinois law, a state court in the State of Illinois rendering a judgment on a foreign currency note would, unless otherwise provided in the foreign currency note, require the judgment to be payable in the specified currency in which the foreign currency note is denominated or, at our option, in United States dollars based upon the spot rate of exchange on the banking date next preceding the date on which the judgment is satisfied. Holders of foreign currency notes bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the paying agent converts the specified currency to United States dollars for payment of the judgment. Although the notes will be governed by and construed in accordance with the laws of the State of Illinois, it is not certain whether the court of any other jurisdiction would determine the judgment currency on the basis of Illinois law.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following summary describes the principal United States federal income tax considerations relating to the purchase, ownership and disposition of notes to beneficial owners ("holders") purchasing notes at their original issuance. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), legislative history, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Any change may apply retroactively.

   This summary discusses only the principal United States federal income tax consequences to those holders holding notes as capital assets within the meaning of Section 1221 of the Code. It does not address all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules (including pension plans and other tax-exempt investors, banks, thrifts, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities, currencies and persons so treated for federal income tax purposes, persons whose functional currency (as defined in Section 985 of the Code) is other than the United States dollar, persons who hold notes as part of a straddle, hedging or conversion transaction, and persons who otherwise hold notes as other than capital assets). This summary does not discuss the taxation of notes which qualify as "applicable high yield discount obligations" under
Section 163(i) of the Code. Holders of applicable high yield discount obligations may be subject to special rules which will be set forth in the applicable pricing supplement, if appropriate. This summary also assumes that a taxpayer obtains any necessary consent of the Internal Revenue Service (the "IRS") before changing a method of accounting.

   Persons considering the purchase of notes should consult their tax advisors with regard to the application of United States federal income tax laws to their particular situations as well as any tax consequences to them arising under the laws of any state, local or foreign taxing jurisdiction. State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. Therefore, potential investors should consult their own tax advisers with respect to the various state, local and foreign tax consequences of an investment in notes.

   As used herein, the term "United States Holder" means a holder of a note who or which is, for United States federal income tax purposes:

  .  a citizen or resident of the United States;

  . a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; or

  . an estate or trust treated as a United States person under Section 7701(a)(30) of the Code.

The term also includes certain holders who are former citizens of the United States whose income and gain from the notes are subject to United States taxation. The term "non-United States Holder" means a holder that is not a United States Holder.

Taxation of Interest

   The taxation of interest on a note depends on whether the interest constitutes "qualified stated interest" (as defined below). Interest on a note that constitutes qualified stated interest is includible in a United States Holder's income as ordinary interest income when actually or constructively received (if the holder uses the cash method of accounting for federal income tax purposes) or when accrued (if the holder uses an accrual method of accounting for federal income tax purposes). Interest that is not qualified stated interest is includible in a United States Holder's income under the rules governing "original issue discount," described below, regardless of the holder's method of accounting. Notwithstanding the foregoing, interest that is payable on a note with a maturity of one year or less from its issue date (a "Short-Term Note") is included in a United States Holder's income under the rules described below under "Short-Term Notes."

  Fixed Rate Notes

   Interest on a fixed rate note will constitute "qualified stated interest" if the interest is unconditionally payable, or will be constructively received under Section 451 of the Code, in cash or in property (other than our debt instruments) at least annually at a single fixed rate.

  Floating Rate Notes

   Interest on a floating rate note that is unconditionally payable, or will be constructively received under Section 451 of the Code, in cash or in property (other than our debt instruments) at least annually will constitute "qualified stated interest" if the note is a variable rate debt instrument under the rules described below and the interest is payable at a single "qualified floating rate" or single "objective rate" (each as defined below). If the note is a variable rate debt instrument but the interest is payable other than at a single qualified floating rate or at a single objective rate, special rules apply to determine the portion of the interest that constitutes "qualified stated interest." See "--Taxation of Original Issue Discount--Taxation of OID on Floating Rate Notes and Indexed Notes--Notes that are Variable Rate Debt Instruments" below.

   Definition of a Variable Rate Debt Instrument. A floating rate note is a variable rate debt instrument if all of the four following conditions are met.

   First, the "issue price" (as described below) of the note must not exceed the total noncontingent principal payments by more than an amount equal to the lesser of (i) .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date (or, in the case of a note that provides for payment of any amount other than qualified stated interest before maturity, its weighted average maturity) and (ii) 15% of the total noncontingent principal payments.

   Second, the note must provide for stated interest (compounded or paid at least annually) at:

  .  one or more qualified floating rates;

  .  a single fixed rate and one or more qualified floating rates;

  .  a single objective rate; or

  . a single fixed rate and a single objective rate that is a "qualified inverse floating rate" (as defined below).

   Third, the note must provide that a qualified floating rate or objective rate in effect at any time during the term of the instrument is set at the current value of that rate. A current value is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

   Fourth, the note may not provide for any principal payments that are contingent except as provided in the first requirement set forth above.

   Definition of a Qualified Floating Rate. Subject to certain exceptions, a variable rate of interest on a note is a "qualified floating rate" if variations in the value of the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the note is denominated. A variable rate is considered a qualified floating rate if the variable rate equals (i) the product of an otherwise qualified floating rate and a fixed multiple (that is, a spread multiplier) that is greater than 0.65 but not more than 1.35 or (ii) an otherwise qualified floating rate (or the product described in clause (i)) plus or minus a fixed rate (that is, a spread). If the variable rate equals the product of an otherwise qualified floating rate and a single multiplier greater than 1.35 or less than or equal to 0.65, however, the rate generally is an objective rate, described more fully below. A variable rate is not considered a qualified floating rate if the variable rate is subject to a cap, floor, governor (i.e., a restriction on the amount of increase or decrease in the stated interest rate) or similar restriction that is reasonably expected as of the issue date to cause the yield on the note to be significantly more or less than the expected yield determined without the restriction (other than a cap, floor or governor that is fixed throughout the term of the note).

   Definition of an Objective Rate. Subject to certain exceptions, an "objective rate" is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information that is neither within the control of the issuer (or a related party) nor unique to the circumstances of the issuer (or a related party). For example, an objective rate generally includes a rate that is based on one or more qualified floating rates or on the yield or price of actively traded personal property (within the meaning of Section 1092(d)(1) of the Code). Notwithstanding the first sentence of this paragraph, a rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the note's term. The IRS may designate rates other than those specified above that will be treated as objective rates. As of the date of this prospectus supplement, no other rates have been designated. An objective rate is a "qualified inverse floating rate" if (a) the rate is equal to a fixed rate minus a qualified floating rate and (b) the variations in the rate can reasonably be expected to reflect inversely contemporaneous variations in the cost of newly borrowed funds (disregarding any caps, floors, governors or similar restrictions that would not, as described above, cause a rate to fail to be a qualified floating rate).

   If interest on a note is stated at a fixed rate for an initial period of one year or less, followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate.

Taxation of Original Issue Discount

  Definition of OID

   OID is the excess of a note's "stated redemption price at maturity" over its "issue price." A note's "stated redemption price at maturity" is the sum of all payments provided by the note (whether designated as interest or principal) other than payments of qualified stated interest. The "issue price" and "issue date" of a note will be the first price and the first settlement or closing date (whichever is applicable), respectively, at which a substantial amount of the notes in the issuance that includes such note is sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

   As described more fully below, United States Holders of notes with OID that mature more than one year from their issue date generally are required to include the OID in income as it accrues in accordance with the constant yield method described below, irrespective of the receipt of the related cash payments. A United States Holder's tax basis in a note is increased by each accrual of OID and decreased by each payment other than a payment of qualified stated interest.

   The amount of OID with respect to a note will be treated as zero if the OID is less than an amount equal to .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (or in the case of a note that provides for payment of any amount other than qualified stated interest prior to maturity, the weighted average maturity of the note). If the amount of OID with respect to a note is less than that amount, the OID that is not included in payments of stated interest is generally included in income as capital gain as principal payments are made. The amount includible with respect to a principal payment equals the product of the total amount of OID and a fraction, the numerator of which is the amount of the principal payment and the denominator of which is the stated principal amount of the note.

  Inclusion of OID in Income-Fixed Rate Notes

   The amount of OID includible in the income of a United States Holder for any taxable year is determined under the constant yield method, in four steps.

   In the first step, the "yield to maturity" of the note is computed. The yield to maturity is the discount rate that, when used in computing the present value of all interest and principal payments to be made under the note (including payments of qualified stated interest) produces an amount equal to the issue price of the note. The yield to maturity is constant over the term of the note and, when expressed as a percentage, must be calculated to at least two decimal places.

   In the second step, the term of the note is divided into "accrual periods." Accrual periods may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

   In the third step, the total amount of OID on the note is allocated among accrual periods. In general, the OID allocable to an accrual period equals the product of the "adjusted issue price" of the note at the beginning of the accrual period and the yield to maturity of the note, less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of a note at the beginning of the first accrual period is its issue price. Thereafter, the adjusted issue price of the note is its issue price, increased by the amount of OID previously includible in the gross income of any United States Holder and decreased by the amount of any payment previously made on the note other than a payment of qualified stated interest. For purposes of computing the adjusted issue price of a note, the amount of OID previously includible in the gross income of any United States Holder is determined without regard to "premium" and "acquisition premium," as those terms are defined below.

   In the fourth step, the "daily portions" of OID are determined by allocating to each day in an accrual period its ratable portion of the OID allocable to the accrual period.

   A United States Holder includes in income in any taxable year the daily portions of OID for each day during the taxable year that the United States Holder held notes. In general, under the constant yield method described above, United States Holders are required to include in income increasingly greater amounts of OID in successive accrual periods.

   In the case of a note that is redeemable at our option or repayable by us at the option of the United States Holder, the maturity and the yield to maturity of the note are determined by assuming that we and the United States Holder will exercise or not exercise the options in a manner that minimizes the yield, in the case of options available to us, or maximizes the yield, in the case of options available to the United States Holder. Unless specified to the contrary in the applicable pricing supplement, the Redemption Price payable by us upon the exercise of an option to redeem is at all times at least equal to the principal amount of the note redeemed plus accrued interest and the repayment price payable by us upon exercise of the United States Holder's option is at all times equal to the principal amount of the note so repaid plus accrued interest. Accordingly, the existence of the options should not generally affect the determination of the maturity and the yield to maturity of notes having an issue price equal to 100% of the principal amount.

  Taxation of OID on Floating Rate Notes and Indexed Notes

   The taxation of OID (including interest that does not constitute qualified stated interest) on a floating rate note or an Indexed Note will depend on whether the note is a variable rate debt instrument, as that term is described above under "--Taxation of Interest--Definition of a Variable Rate Debt Instrument."

   Notes that are Variable Rate Debt Instruments. In the case of a variable rate debt instrument that provides for qualified stated interest, the amount of qualified stated interest and OID, if any, includible in income during a taxable year are determined under the rules applicable to fixed rate notes (described above) by assuming that the variable rate is a fixed rate equal to
(i) in the case of a qualified floating rate or a qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), the rate that reflects the yield that is reasonably expected for the note. Qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

   If a note that is a variable rate debt instrument does not provide for interest at a single variable rate as described above, the amount of interest and OID accruals are determined by constructing an equivalent fixed rate debt instrument, as follows.

   First, in the case of an instrument that provides for interest at one or more qualified floating rates or at a qualified inverse floating rate and, in addition, at a fixed rate, replace the fixed rate with a qualified floating rate (or qualified inverse floating rate) such that the fair market value of the instrument, so modified, as of the issue date would be approximately the same as the fair market value of the unmodified instrument.

   Second, determine the fixed rate substitute for each variable rate provided by the note. The fixed rate substitute for each qualified floating rate provided by the note is the value of that qualified floating rate on the issue date. If the note provides for two or more qualified floating rates with different intervals between interest adjustment dates (for example, the 30-day Commercial Paper Rate and quarterly LIBOR), the fixed rate substitutes are based on intervals that are equal in length (for example, the 90-day Commercial Paper Rate and quarterly LIBOR, or the 30-day Commercial Paper Rate and monthly LIBOR). The fixed rate substitute for an objective rate that is a qualified inverse floating rate is the value of the qualified inverse floating rate on the issue date. The fixed rate substitute for an objective rate (other than a qualified inverse floating rate) is a fixed rate that reflects the yield that is reasonably expected for the note.

   Third, construct an equivalent fixed rate debt instrument that has terms that are identical to those provided under the note, except that the equivalent fixed rate debt instrument provides for the fixed rate substitutes determined in the second step, in lieu of the qualified floating rates or objective rate provided by the note.

   Fourth, determine the amount of qualified stated interest and OID for the equivalent fixed rate debt instrument under the rules (described above) for fixed rate notes. These amounts are taken into account as if the United States holder held the equivalent fixed rate debt instrument. See "--Taxation of Interest" and " --Inclusion of OID in Income-Fixed Rate Notes" above.

   Fifth, make appropriate adjustments for the actual values of the variable rates. In this step, qualified stated interest or OID allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during the accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

   Notes that are not Variable Rate Debt Investments. Floating rate notes or Indexed Notes that are not variable rate debt instruments ("Contingent Notes") are taxable under the rules applicable to contingent payment debt instruments (the "Contingent Debt Regulations") as follows.

   First, we are required to determine, as of the issue date, the comparable yield for the Contingent Note. The comparable yield is generally the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the Contingent Note (including the level of subordination, term, timing of payments and general market conditions, but not taking into consideration the riskiness of the contingencies or the liquidity of the Contingent Note), but not less than the applicable federal rate announced monthly by the IRS (the "AFR"). In certain cases where Contingent Notes are marketed or sold in substantial part to tax-exempt investors or other investors for whom the prescribed inclusion of interest is not expected to have a substantial effect on their United

States tax liability, the comparable yield for the Contingent Note, without proper evidence to the contrary, is presumed to be the AFR.

   Second, solely for tax purposes, we construct a projected schedule of payments determined under the Contingent Debt Regulations for the Contingent Note (the "Schedule"). The Schedule is determined as of the issue date and generally remains in place throughout the term of the Contingent Note. If a contingent payment is based on market information, the amount of the projected payment is the forward price of the contingent payment. If a contingent payment is not based on market information, the amount of the projected payment is the expected value of the contingent payment as of the issue date. The Schedule must produce the comparable yield determined as set forth above. Otherwise, the Schedule must be adjusted under the rules set forth in the Contingent Debt Regulations.

   Third, under the usual rules applicable to OID and based on the Schedule, the interest income on the Contingent Note for each accrual period is determined by multiplying the comparable yield of the Contingent Note (adjusted for the length of the accrual period) by the Contingent Note's adjusted issue price at the beginning of the accrual period (determined under rules set forth in the Contingent Debt Regulations). The amount so determined is then allocated on a ratable basis to each day in the accrual period that the United States Holder held the Contingent Note.

   Fourth, appropriate adjustments are made to the interest income determined under the foregoing rules to account for any differences between the Schedule and actual contingent payments. Under the rules set forth in the Contingent Debt Regulations, differences between the actual amounts of any contingent payments made in a calendar year and the projected amounts of the payments are generally aggregated and taken into account, in the case of a positive difference, as additional interest income, or, in the case of a negative difference, first as a reduction in interest income for that year and thereafter, subject to certain limitations, as ordinary loss.

   We are required to provide each United States Holder of a Contingent Note with the Schedule described above. If we do not create a Schedule or the
Schedule is unreasonable, a United States Holder must set its own projected payment schedule and explicitly disclose the use of the schedule and the reason therefor. Unless otherwise prescribed by the IRS, the United States Holder must make the disclosure on a statement attached to the United States Holder's timely filed federal income tax return for the taxable year in which the Contingent Note was acquired.

   In general, any gain realized by a United States Holder on the sale, exchange, redemption, or retirement of a Contingent Note is interest income. In general, any loss on a Contingent Note accounted for under the method described above is ordinary loss to the extent it does not exceed the United States Holder's prior interest inclusions on the Contingent Note (net of negative adjustments). Special rules apply in determining the tax basis of a Contingent Note and the amount realized on the retirement of a Contingent Note.

   Certain Indexed Notes. Although the above discussion generally applies to Indexed Notes, special rules apply to certain Indexed Notes. A Currency Indexed Note that is not a foreign currency note but has payments of interest or principal determined with reference to a single foreign currency, generally has the tax consequences described below for foreign currency notes. See "Foreign Currency Notes" below. The proper tax treatment of payments of principal of and interest on other Currency Indexed Notes is uncertain at this time. The tax consequences to a United States Holder of the ownership and disposition of other Indexed Notes and notes that are exchangeable into the stock or a debt instrument of another issuer may vary depending on the exact terms of the notes. United States Holders intending to purchase Indexed Notes or exchangeable notes should refer to the discussion relating to taxation in the applicable pricing supplement.

  Other Rules

   Certain notes having OID may be redeemed prior to maturity or may be repayable at the option of the United States Holder. These notes may be subject to rules that differ from the general rules discussed above relating to the tax treatment of OID. Purchasers of notes with a redemption feature should examine carefully the applicable pricing supplement and should consult their tax advisors with respect to the redemption feature since the tax consequences with respect to interest and OID will depend, in part, on the particular terms and the particular features of the note.

   The Treasury Regulations relating to the tax treatment of OID contain certain language ("aggregation rules") stating in general that, with some exceptions, if more than one type of note is issued in connection with the same transaction or related transactions, the notes may be treated as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any OID. Unless otherwise provided in the applicable pricing supplement, we do not expect to treat different types of notes as being subject to the aggregation rules for purposes of computing OID.

Market Discount

   If a United States Holder acquires a note having a maturity date of more than one year from the date of its issuance and has a tax basis in the note that, in the case of a note that does not have OID, is less than its stated redemption price at maturity, or, in the case of a note that has OID, is less than its adjusted issue price (as defined above), the difference is treated as "market discount" for federal income tax purposes, unless the difference is less than .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (from the date of acquisition).

   Under the market discount rules of the Code, a United States Holder is required to treat any principal payment (or, in the case of a note that has OID, any payment that is not qualified stated interest) on, or any gain on the sale, exchange, retirement, redemption or other disposition of, a note as ordinary income to the extent of the market discount that has not previously been included in income. Thus, partial principal payments are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If the note is disposed of by the United States Holder in certain otherwise nontaxable transactions, accrued market discount is includible as ordinary income by the United States Holder as if the United States Holder had sold the note at its then fair market value.

   In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

   With respect to notes with market discount, the ability of a United States Holder to deduct immediately the interest expense on any indebtedness incurred or continued to purchase or to carry the notes may be limited. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence does not apply. Such an election applies to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A United States Holder's tax basis in a note is increased by the amount of market discount included in the United States Holder's income under the election.

   In lieu of the foregoing rules, different rules apply in the case of Contingent Notes where a United States Holder's tax basis in a Contingent Note is less than the Contingent Note's adjusted issue price (determined under special rules set out in the Contingent Debt Regulations). Accordingly, prospective purchasers of Contingent Notes should consult with their tax advisors with respect to the application of the market discount rules.

Premium and Acquisition Premium

   If a United States Holder purchases a note at a "premium," the United States Holder does not include any OID in gross income. A note is purchased at a premium (or "amortizable bond premium") if its adjusted basis in the hands of the purchaser immediately after the purchase exceeds the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest. United States Holders may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described above, over the remaining term of the note (where the note is not redeemable prior to its maturity date). In the case of notes that may be redeemed prior to maturity, the premium is calculated assuming that we or the United States Holder will exercise or not exercise redemption rights in a manner that maximizes the United States Holder's yield. A United States Holder who elects to amortize bond premium must reduce the holder's tax basis in the note by the amount of the premium used to offset qualified stated interest income as set forth above. If this election is made with respect to any note, it will also apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies and to all debt instruments acquired by the United States Holder, and will be binding for all subsequent taxable years unless the election is revoked with the consent of the IRS.

   If a United States Holder purchases a note with OID at an "acquisition premium," the amount of OID that the United States Holder includes in gross income is reduced to reflect the acquisition premium. A note is purchased at an acquisition premium if its adjusted basis in the hands of the purchaser immediately after the purchase is (a) less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest and (b) greater than the note's adjusted issue price (as described above).

   If a note is purchased at an acquisition premium, the United States Holder reduces the amount of OID otherwise includible in income during an accrual period by a fraction. The numerator of this fraction is the excess of the adjusted basis of the note immediately after its acquisition by the purchaser over the adjusted issue price of the note. The denominator of the fraction is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note's adjusted issue price.

   As an alternative to reducing the amount of OID otherwise includible in income by this fraction, the United States Holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described under "--Taxation of Original Issue Discount" above.

   In lieu of the foregoing rules, different rules apply in the case of Contingent Notes where a United States Holder's tax basis in a Contingent Note is greater than the Contingent Note's adjusted issue price (determined under special rules set out in the Contingent Debt Regulations). Accordingly, prospective purchasers of Contingent Notes should consult with their tax advisors with respect to the application of the acquisition premium and amortizable bond premium rules.

Short-Term Notes

   In the case of a note with a maturity of one year or less from its issue date (a "Short-Term Note"), no interest is treated as qualified stated interest and therefore all interest is included in OID. United States Holders that report income for federal income tax purposes on an accrual method and certain other United States Holders, including banks and dealers in securities, are required to include OID in income on the Short-Term Notes on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding.

   Any other United States Holder of a Short-Term Note is not required to accrue OID for federal income tax purposes, unless it elects to do so, with the consequence that the reporting of the income is deferred until it is received. In the case of a United States Holder that is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange, retirement or redemption of a Short-Term Note is ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, non-electing United States Holders that are not subject to the current inclusion requirement described in the first sentence of this paragraph are required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry a Short-Term
Note in an amount not exceeding the deferred interest income with respect to the

Short-Term Note (which includes both the accrued OID and accrued interest that are payable but that have not been included in gross income), until the deferred interest income is realized. A United States Holder of a Short-Term Note may elect to apply the foregoing rules (except for the rule characterizing gain on sale, exchange or retirement as ordinary) with respect to "acquisition discount" rather than OID. Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the United States Holder's basis in the Short-Term Note. This election applies to all obligations acquired by the taxpayer on or after the first day of the first taxable year to which the election applies, unless revoked with the consent of the IRS. A United States Holder's tax basis in a Short-Term Note is increased by the amount included in the United States Holder's income on the note.

Election to Treat All Interest as OID

   United States Holders may elect to include in gross income all interest that accrues on a note, including any stated interest, acquisition discount, OID, market discount, de minimis OID, de minimis market discount and unstated interest (as adjusted by amortizable bond premium and acquisition premium), by using the constant yield method described above under "--Taxation of Original Issue Discount." An election for a note with amortizable bond premium results in a deemed election to amortize bond premium for all debt instruments owned and later acquired by the United States Holder with amortizable bond premium and may be revoked only with the permission of the IRS. Similarly, an election for a note with market discount results in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the United States Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the permission of the IRS. A United States Holder's tax basis in a note is increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

   The application of the foregoing rules may be different in the case of Contingent Notes. Accordingly, prospective purchasers should consult with their tax advisors with respect to the application of the market discount, acquisition premium and amortizable bond premium rules.

Integration of Notes with Other Financial Instruments

   Any United States Holder of notes that also acquires or has acquired any financial instrument which, in combination with the notes, would permit the calculation of a single yield to maturity or could generally constitute a variable rate debt instrument of an equivalent term, may in certain circumstances treat the notes and the financial instrument as an integrated debt instrument for purposes of the Code, with a single determination of issue price and the character and timing of income, deductions, gains and losses. (For purposes of determining OID, none of the payments under the integrated debt instrument would be treated as qualified stated interest.) Moreover, under the Contingent Debt Regulations, the IRS may require in certain circumstances that a United States Holder who owns notes integrate the notes with a financial instrument held or acquired by the United States Holder or a related party. United States Holders should consult their tax advisors as to this possibility.

Sale, Exchange, Redemption or Retirement of Notes

   A United States Holder generally recognizes gain or loss upon the sale, exchange, redemption or retirement of a note equal to the difference between the amount realized upon the sale, exchange, redemption or retirement and the United States Holder's adjusted basis in the note. The adjusted basis in the note generally equals the cost of the note, increased by OID, acquisition discount or market discount previously included in income in respect thereof, and reduced (but not below zero) by any payments on the note other than payments of qualified stated interest and by any premium that the United States Holder has taken into account. To the extent attributable to accrued but unpaid qualified stated interest, the amount realized by the United States Holder is treated as a payment of interest. Subject to the discussion under "--Foreign Currency Notes" below, any gain or loss is capital gain or loss, except as provided under "--Market Discount" and "--Short-Term Notes," above. Special rules apply in determining the tax basis of a Contingent Note and the amount realized on the retirement of a Contingent Note.

Foreign Currency Notes

   The following summary describes special rules that apply, in addition to the rules described above, to foreign currency notes. The treatment of a debt instrument, such as a foreign currency note, that provides for interest payments that are not fixed in amount at the time that the debt instrument is issued (like the treatment of a floating rate note) depends on whether the debt instrument qualifies as a variable rate debt instrument. A foreign currency note qualifying as a variable rate debt instrument is subject to the rules discussed above in "--Taxation of Interest--Floating Rate Notes" and "--Taxation of Original Issue Discount--Taxation of OID on Floating Rate Notes and Indexed Notes--Notes that are Variable Rate Debt Instruments" in addition to the rules discussed below. Foreign currency notes not qualifying as variable rate debt instruments may be subject to the rules discussed above in "--Taxation of Original Issue Discount--Taxation of OID on Floating Rate Notes and Indexed Notes--Notes that are not Variable Rate Debt Instruments" in addition to the rules discussed below.

  Interest Includible In Income Upon Receipt

   An interest payment on a foreign currency note that is not required to be included in income by the United States Holder prior to the receipt of that payment (for example, qualified stated interest received by a cash method United States Holder) is includible in income by the United States Holder based on the United States dollar value of the foreign currency determined on the date the payment is received, regardless of whether the payment is in fact converted to United States dollars at that time. The United States dollar value is the United States Holder's tax basis in the foreign currency received.

  Interest Includible In Income Prior To Receipt

   In the case of interest income on a foreign currency note that is required to be included in income by the United States Holder prior to the receipt of payment (for example, stated interest on a foreign currency note held by an accrual basis United States Holder or accrued OID or accrued market discount that is includible in income as it accrues), a United States Holder is required to include in income the United States dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to a foreign currency note during an accrual period. Unless the United States Holder makes the election discussed in the next paragraph, the United States dollar value of the accrued income is determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the portion of the accrual period within the taxable year. The average rate of exchange for the accrual period (or partial period) is the simple average of the exchange rates for each business day of the period (or other method if the method is reasonably derived and consistently applied). The United States Holder recognizes, as ordinary gain or loss, foreign currency exchange gain or loss with respect to accrued interest income on the date the income is actually received, reflecting fluctuations in currency exchange rates between the last day of the relevant accrual period and the date of payment. The amount of gain or loss recognized equals the difference between the United States dollar value of the foreign currency payment received in respect of the accrual period determined based on the exchange rate on the date the payment is received and the United States dollar value of interest income that has accrued during the accrual period (as determined above).

   Under the so-called "spot rate convention election," a United States Holder may, in lieu of applying the rules described in the preceding paragraph, elect to translate accrued interest income into United States dollars at the exchange rate in effect on the last day of the relevant accrual period for OID, market discount or accrued interest, or in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the taxable year. Additionally, if a payment of the income is actually received within five business days of the last day of the accrual period or taxable year, an electing United States Holder may instead translate the income into United States dollars at the exchange rate in effect on the day of actual receipt. Any election applies to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder and is irrevocable without the consent of the IRS.

  Purchase, Sale, Exchange, Redemption or Retirement

   A United States Holder that converts United States dollars to a foreign currency and immediately uses that currency to purchase a foreign currency note denominated in the same foreign currency normally does not recognize gain or loss in connection with the conversion and purchase. However, a United States Holder that purchases a foreign currency note with previously owned foreign currency does recognize ordinary income or loss in an amount equal to the difference, if any, between the United States Holder's tax basis in the foreign currency and the United States dollar market value of the foreign currency note on the date of the purchase. A United States Holder's tax basis in a foreign currency note (and the amount of any subsequent adjustment to the United States Holder's tax basis) is the United States dollar value of the foreign currency amount paid for the foreign currency note (or of the foreign currency amount of the adjustment) determined on the date of the purchase or adjustment. In the case of an adjustment resulting from accrual of OID or market discount, the adjustment is made at the rate at which the OID or market discount is translated into United States dollars under the rules described above.

   Gain or loss realized upon the sale, exchange, redemption or retirement of, or the receipt of principal on, a foreign currency note, to the extent attributable to fluctuations in currency exchange rates, is generally ordinary income or loss. Gain or loss attributable to fluctuations in exchange rates equals the difference between (i) the United States dollar value of the foreign currency purchase price for the note, determined on the date the note is disposed of, and (ii) the United States dollar value of the foreign currency purchase price for the note, determined on the date the United States Holder acquired the note. Any portion of the proceeds of the sale, exchange, redemption or retirement attributable to accrued interest income may result in exchange gain or loss under the rules set forth above. The foreign currency gain or loss is recognized only to the extent of the overall gain or loss realized by a United States Holder on the sale, exchange, redemption or retirement of the foreign currency note. In general, the source of the foreign currency gain or loss is determined by reference to the residence of the United States Holder or the "qualified business unit" of the United States Holder on whose books the note is properly reflected. Any gain or loss realized by a United States Holder in excess of the foreign currency gain or loss is capital gain or loss (except to the extent of any accrued market discount not previously included in the United States Holder's income or, in the case of a Short-Term Note having OID, to the extent of any OID not previously included in the United States Holder's income).

   The tax basis of a United States Holder in any foreign currency received on the sale, exchange, redemption or retirement of a foreign currency note is equal to the United States dollar value of the foreign currency, determined at the time of the sale, exchange, redemption or retirement. Treasury Regulations provide a special rule for purchases and sales of publicly traded debt instruments by a cash method taxpayer under which units of foreign currency paid or received are translated into United States dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss results from currency fluctuations between the trade date and the settlement of the purchase or sale. An accrual method taxpayer may elect the same treatment required of cash method taxpayers with respect to the purchase and sale of publicly traded debt instruments provided the election is applied consistently. The election cannot be changed without consent of the IRS. United States Holders should consult their tax advisors concerning the applicability to foreign currency notes of the special rules summarized in this paragraph.

   Market discount, acquisition premium and amortizable bond premium with respect to a foreign currency note are determined in the relevant foreign currency. The amount of the market discount or acquisition premium that is included in (or reduces) income currently is to be determined for any accrual period in the relevant foreign currency and then translated into United States dollars on the basis of the average exchange rate in effect during the accrual period or with reference to the spot rate convention election as described above. Exchange gain or loss realized with respect to the accrued market discount or acquisition premium is determined and recognized in accordance with the rules relating to accrued interest described above. The amount of accrued market discount (other than market discount that is included in income currently) taken into account upon the receipt of any partial principal payment or upon the sale, exchange, redemption, retirement or other disposition of a foreign currency note is the United States dollar value of the accrued market discount, determined on the date of receipt of the partial principal payment or upon the sale, exchange, redemption, retirement or other disposition, and no portion of the accrued market discount is treated as exchange gain or loss. Exchange gain or loss with respect to amortizable bond premium is determined by treating the portion of premium amortized with respect to any period as a return of principal. With respect to a United States Holder of a foreign currency note that does not elect to amortize premium, the amount of premium, if any, is treated as a capital loss when the note matures.

Extension of Maturity

   If so indicated in the pricing supplement relating to a note, we will have the option to extend the maturity of the note. See "Description of Notes--Extension of Maturity" above. The treatment of a United States Holder of notes with respect to which such an option has been exercised who does not elect to have us repay such notes on the Pre-Exercise Stated Maturity Date will depend on the terms established for the notes by us pursuant to the exercise of the option. The United States Holder may be treated for United States federal income tax purposes as having exchanged the notes (the "old notes") for new notes with revised terms (the "new notes"). If the United States Holder is treated as having exchanged old notes for new notes, such exchange may be treated as either a taxable exchange or a recapitalization.

   If the exercise of the option by us is not treated as an exchange of old notes for new notes, no gain or loss will be recognized by a United States Holder as a result thereof. If the exercise of the option is treated as a taxable exchange of old notes for new notes, a United States Holder will recognize gain or loss generally equal to the difference between the issue price of the new notes and the United States Holder's adjusted tax basis in the old notes. If the exercise of the option is treated as a recapitalization, no loss will be recognized by a United States Holder as a result thereof and gain, if any, will be recognized to the extent of the fair market value of the excess, if any, of the principal amount of the new notes over the principal amount of the old notes. In this regard, the meaning of the term "principal amount" is not clear. This term could be interpreted to mean the face amounts of the notes or, instead, the "issue price" with respect to the new notes and "adjusted issue price" with respect to the old notes. Legislation adopting the latter interpretation has been proposed in the past, but not enacted.

   Even if the exercise does not result in an exchange of the old notes for new notes, the old notes may be treated as retired and then reissued on the date of exercise for the adjusted issue price of the old notes solely for purposes of calculating original issue discount.

   Additional tax considerations may arise from the ownership of extendible notes in light of the particular features or combination of features of the notes. Therefore, prospective holders of extendible notes should examine carefully the applicable pricing supplement and should consult with their tax advisors regarding the tax consequences of the ownership of the notes.

Non-United States Holders

   Under current United States federal income tax law now in effect, and subject to the discussion of effectively connected income, backup withholding and information reporting below, payments of principal and interest (including
OID) with respect to a note by us or any paying agent to a non-United States Holder are not subject to the withholding of United States federal income tax, provided, in the case of interest (including OID), that:

  . the non-United States Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in section 881(c)(3)(A) of the Code;

  . the payments are not payments of contingent interest (generally, interest (including OID), the amount of which is determined by reference to receipts, sales, cash flow, income, profits, property values, dividends or comparable attributes of us or a party related to us); and

  . the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the non-United States Holder, as discussed in the following paragraph.

   The statement requirement set forth in Section 871(h) or 881(c) of the Code is satisfied if either (1) the beneficial owner of the note certifies, under penalties of perjury, to the last United States payor (or non-United States payor who is an authorized foreign agent of the United States payor, a "qualified intermediary," a United States branch of a foreign bank or foreign insurance company or a "withholding foreign partnership") in the chain of payment (the "withholding agent") that such owner is a non-United States Holder and provides such owner's name and address, or (2) a securities clearing organization, a bank or another financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") that holds the note certifies to the withholding agent, under penalties of perjury, that the certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the withholding agent with a copy thereof. Generally, this statement is made on IRS Form W-8BEN, which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the withholding agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the withholding agent (or financial institution) within 30 days of such change by furnishing a new W-8BEN (and the financial institution must promptly so inform the withholding agent). A non-United States Holder that is not an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries), rather than the partnership (or trust), are required to provide the certification discussed above, and the partnership (or trust) is required to provide certain additional information.

   If a non-United States Holder of a note is engaged in a trade or business in the United States and if interest (including OID) on the note is effectively connected with the conduct of that trade or business, the non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and/or any gain realized on the sale or exchange of the note in the same manner as if it were a United States Holder. In lieu of the certificate described above, the non-United States Holder will be required to provide to the withholding agent an appropriate form (generally IRS form W-8ECI), executed under penalties of perjury, in order to claim an exemption from withholding tax. In addition, if the non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or the lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

   Generally, any gain or income (other than that attributable to accrued interest (including OID), which is taxable in the manner described above) realized by a non-United States Holder on the sale or other disposition of a note is not subject to United States federal income tax unless:

  . such gain or income is effectively connected with a United States trade or business of the non-United States Holder; or

  . in the case of a non-United States Holder who is an individual, the non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or other disposition and either (i) the individual has a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States or (ii) the gain is attributable to an office or other fixed place of business maintained by the individual in the United States.

   Withholding of United States federal income tax with respect to accrued OID may apply to payments on a sale or other disposition of a note by a non-United States Holder that does not provide appropriate certification to the withholding agent.

Backup Withholding and Information Reporting

   Under current United States federal income tax law, information reporting requirements apply to interest (including OID) and principal payments made to, and to the proceeds of sales before maturity by, certain holders of notes. In the case of a non-corporate United States Holder, backup withholding applies if
(i) the United States Holder fails to furnish his or her Taxpayer Identification Number ("TIN") (which, for an individual, would be his or her Social Security Number) to the payor in the manner required, (ii) the United States Holder furnishes an incorrect TIN and the payor is so notified by the IRS, (iii) the payor is notified by the IRS that the United States Holder has failed properly to report payments of interest and dividends or (iv) in certain circumstances, the United States Holder fails to certify, under penalties of perjury, that the United States Holder has not been notified by the IRS that it is subject to backup withholding for failure properly to report interest and dividend payments. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as a corporation (within the meaning of Section 7701(a) of the Code) and tax-exempt organizations.

   The current rate of backup withholding is 30.5% of the amount paid, which rate is scheduled to be reduced in increments to 28% in 2006. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against his, her or its United States federal income tax liability and may entitle the United States holder to a refund, provided that the required information is furnished to the IRS.

   Backup withholding and information reporting will not apply to:

  . payments to a non-United States Holder of principal, premium and interest (including OID); and

  . payments to a non-United States Holder on the sale, exchange or other disposition of a note;

in each case if the non-United States Holder provides the required certification to establish an exemption from the withholding of the United States federal income tax or otherwise establishes an exemption.

   Similarly, unless the payor has actual knowledge that the payee is a United States Holder, backup withholding will not apply to:

  . payments of principal, premium and interest (including OID) made outside the United States to certain offshore accounts; and

  . payments on the sale, exchange, redemption, retirement or other disposition of a note effected outside the United States.

   However, information reporting (but not backup withholding) may apply with respect to the payments by a payor that is, for United States federal income tax purposes:

  .  a United States person;

  .  a controlled foreign corporation;

  .  a United States branch of a foreign bank or foreign insurance company;

  . a foreign partnership controlled by United States persons or engaged in a United States trade or business; or

  . a foreign person 50 percent or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period,

unless the payor has in its records documentary evidence that the beneficial owner is not a United States Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

   Non-United States Holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against the non-United States Holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

   We are offering the notes on a continuing basis through Salomon Smith Barney Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc One Capital Markets, Inc. and Deutsche Banc Alex. Brown Inc., as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase the notes. We will pay each agent a commission of from .125% to .750% of the principal amount of each note, depending upon its stated maturity, sold through the agent. We have reserved the right to accept (but not solicit) offers to purchase notes through additional agents on substantially the same terms and conditions (including commission rates) as would apply to purchases of notes to or through the agents pursuant to the distribution agreement between us and the agents. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by the agent. We will have the sole right to accept offers to purchase notes and may reject any offer in whole or in part. We also may sell notes for resale to any agent, acting as principal, at a discount to be agreed upon at the time of sale. Any agent may utilize a selling or dealer group in connection the resale of the notes. The agents may offer the notes they have purchased as principal to other dealers. Any agent may sell notes to any dealer at a discount. In addition, unless otherwise specified in the applicable pricing supplement, any note purchased by an agent as principal will be purchased at 100% of the principal amount of the note less a percentage equal to the commission applicable to an agency sale of a note having an identical stated maturity. After the initial public offering of the notes, the public offering price (in the case of notes to be resold on a fixed public offering price basis), any concession and the discount may be changed. We also reserve the right to sell notes directly to investors on our own behalf in those jurisdictions where we are authorized to do so or as otherwise provided in the applicable pricing supplement. In these circumstances, we will have the sole right to accept offers to purchase notes and may reject any offer to purchase notes in whole or in part. In the case of sales made directly by us, no commissions will be paid.

   The agents may be deemed to be "underwriters" within the meaning of the Securities Act. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect of those liabilities. We have agreed to reimburse the agents for certain other expenses, including, but not limited to, the fees and expenses of counsel to the agents.

   We have been advised by each agent that it may from time to time purchase and sell notes in the secondary market, but that it is not obligated to do so. There can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. From time to time, each agent may make a market in the notes.

   The agents have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The agents may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Certain of the agents are dealers under our commercial paper program, and may receive proceeds from the offering of the notes as a result of their ownership of some of our commercial paper. In addition, certain of the agents, or their affiliates, are lenders under our existing credit facilities. Bank One, National Association, the trustee for the notes, is an affiliate of Banc One Capital Markets, Inc. The offering of the notes will be conducted pursuant to NASD Conduct Rule 2710 (c) (8).

                                 LEGAL MATTERS

   The validity of the notes will be passed upon for us by Roger K. Scholten, our Senior Vice President, General Counsel and Assistant Secretary, and Sidley Austin Brown & Wood, Chicago, Illinois, and for the agents by Winston & Strawn, Chicago, Illinois. The opinions of Sidley Austin Brown & Wood and Winston & Strawn will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by us and the trustee in connection with the issuance and sale of any particular note, the specific terms of the notes and other matters which may affect the validity of the notes but which cannot be ascertained on the date of such opinions. Mr. Scholten is an officer and full-time employee of ours and the beneficial owner of our common stock.

Prospectus
--------------------------------------------------------------------------------

                                 $750,000,000

                              Maytag Corporation

                              Debt Securities and
                     Warrants to Purchase Debt Securities

--------------------------------------------------------------------------------

   By this prospectus, we may offer in one or more discrete offerings up to $750,000,000 of our debt securities and warrants to purchase debt securities. The debt securities may be issued in one or more series and will be unsecured. We will determine the terms for the debt securities and warrants at the time of sale. We will provide the specific terms of the debt securities and warrants in one or more supplements to this prospectus. You should read this prospectus and the applicable supplements carefully before you invest.

   This prospectus may be used to offer and sell these securities only if accompanied by a prospectus supplement.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



--------------------------------------------------------------------------------
                The date of this Prospectus is August 1, 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus.....................................................    2
Where You Can Find More Information.......................................    2
Maytag Corporation........................................................    4
Use of Proceeds...........................................................    4
Ratios of Earnings to Fixed Charges.......................................    4
Description of Debt Securities............................................    4
Description of Warrants...................................................   14
Plan of Distribution......................................................   16
Legal Matters.............................................................   17
Experts...................................................................   17

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement (No. 333-62980) that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we may offer the debt securities and warrants described in this prospectus in one or more offerings with a total aggregate principal amount or initial purchase price not to exceed $750,000,000. The debt securities and the warrants are collectively called the "securities." This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific amounts, prices and terms of the debt securities being offered and, in the case of warrants, will describe the debt securities issuable upon exercise of the warrants and the offering price, if any, exercise price, duration or any other terms of the warrants. The prospectus supplement and any applicable pricing supplement may also add, update or change the information in this prospectus. Please carefully read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the information contained in the documents referred to under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange, and you may inspect our SEC filings at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or a prospectus supplement or by information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference the following documents that we have filed with the SEC (file number 1-00655) and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering of the securities is completed:

  .  Annual Report on Form 10-K for the year ended December 31, 2000,

  .  Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and

  . Current Reports on Form 8-K dated February 1, 2001, March 28, 2001, June 8, 2001, June 21, 2001 and July 19, 2001.

   This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

   You may obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

      Maytag Corporation
      Communications Department
      403 West Fourth Street North
      Newton, Iowa 50208
      Telephone (641) 787-6361

   You should rely only on the information incorporated by reference or provided in this prospectus and the applicable prospectus supplement, and in any pricing supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any applicable prospectus supplement or any pricing supplement is accurate as of any date other than the date on the cover of the document. We are not making an offer of the securities in any state in which the offer or sale is not permitted.

                              MAYTAG CORPORATION

   Maytag Corporation operates in three business segments: home appliances, commercial appliances and international appliances. We manufacture, sell and service washers, dryers, dishwashers, refrigerators, cooking appliances and floor care products under the Maytag, Hoover, Jenn-Air and Magic Chef brand names. We manufacture, sell and service commercial cooking and vending equipment under the Dixie-Narco, Blodgett and Pitco Frialator brand names. In addition, through our acquisition of certain assets of Amana Appliance Company, L.P., we have added Amana brand products to our home and commercial appliance product lines. We manufacture and distribute laundry products and refrigerators in China under the RSD brand name through our Rongshida-Maytag joint venture. We were organized as a Delaware corporation in 1925 and our headquarters are located at 403 West Fourth Street, Newton, Iowa 50208, and our telephone number is (641) 792-7000.

                                USE OF PROCEEDS

   Unless we state otherwise in the applicable prospectus supplement, we expect to add substantially all of the net proceeds from the sale of the securities to our general funds to be used for general corporate purposes, including securities repurchase programs, capital expenditures, working capital, repayment or reduction of long-term and short-term debt and the financing of acquisitions. We may invest funds that we do not immediately require in short-term marketable securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratios of earnings to fixed charges for each of the periods indicated as follows:



                                    Quarter     Fiscal Year Ended
                                     Ended         December 31,
                                   March 31, ------------------------
                                     2001    2000 1999 1998 1997 1996
                                   --------- ---- ---- ---- ---- ----
Ratio of earnings to fixed charges   3.88    5.22 8.95 7.72 5.26 4.78

   The ratio of earnings to fixed charges was computed by dividing "earnings," the sum of income from continuing operations before taxes on income and fixed charges, by total fixed charges. "Fixed charges" consists of interest on indebtedness and an imputed interest portion of the rent expense on operating leases.

                        DESCRIPTION OF DEBT SECURITIES

General

   The debt securities will be issued under an indenture dated as of June 15, 1987, as amended or supplemented from time to time, between us and Bank One, National Association, formerly known as The First National Bank of Chicago, as trustee. The following brief summary of the indenture and the debt securities is subject to the detailed provisions of the indenture, a copy of which is an exhibit to the registration statement. Wherever we refer to particular provisions of the indenture, such provisions are incorporated by reference as a part of the statements made in this document and such statements are qualified in their entirety by such reference. References in italics are to section numbers of the indenture.

   The indenture does not limit the amount of debt securities which we may issue under the indenture. It provides that debt securities may be issued from time to time in one or more series. We have previously issued debt securities pursuant to the indenture. The debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

   The indenture limits our ability to incur specified types of secured indebtedness and to engage in specified types of sale and lease-back transactions. See "Restrictive Covenants" below. The indenture does not restrict our ability to incur unsecured indebtedness or, except as described under "Restrictive Covenants" below, to engage in corporate transactions or reorganizations which have the effect of increasing our indebtedness. Accordingly, unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that afford holders protection against our incurring additional indebtedness or, except as described under "Restrictive Covenants", engaging in corporate transactions or reorganizations. As a result, we could become highly leveraged.

   The applicable prospectus supplement, including any pricing supplement, will describe specific terms relating to the series of debt securities being offered and may contain a description of the following terms of the debt securities:

  .  the title of the debt securities;

  . the limit, if any, upon the aggregate principal amount of the debt securities;

  . the date or dates on which the principal of the debt securities will be payable;

  . the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any; the date or dates from which interest will accrue; the dates on which interest will be payable; and the regular record dates for payment of interest;

  . the place or places where the principal of, and premium, if any, and interest on the debt securities will be payable;

  . the terms and conditions upon which we may redeem the debt securities, in whole or in part, at our option;

  . the terms and conditions under which we may be obligated to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder;

  . if other than denominations of $1,000 and any integral multiple of $1,000, the currency or composite currencies and denominations in which the debt securities will be issuable;

  . if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities which will be payable upon the declaration of acceleration of the maturity of the debt securities;

  . any additional events of default with respect to the debt securities, if any, other than those set forth in the indenture; and

  . any other terms of the debt securities not inconsistent with the provisions of the indenture. (Section 301)

   Unless otherwise indicated in the applicable prospectus supplement, the principal of, and any premium or interest on, the debt securities will be payable, and the debt securities will be exchangeable and transfers of the debt securities can be registered at the Corporate Trust Office of the trustee at 1 Bank One Plaza, Suite IL 1-0823, Chicago, Illinois or at its agency in Manhattan, New York; provided, that, at our option, payment of interest may be made by check mailed to the address of the party entitled thereto as it appears in the security register. (Sections 202, 301, 305 and 1002)

   Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in United States dollars in fully registered form, without coupons, in denominations of $1,000 or any multiples of $1,000. (Section 302) No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such transactions other than certain exchanges not involving any transfer. (Sections 304, 305, 906 and 1107)

   The debt securities may be issued under the indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance and be offered and sold at a discount below their stated principal amount. We will describe any federal income tax, accounting and other considerations applicable to these discounted debt securities in the applicable prospectus supplement. (Sections 101 and 502)

Restrictive Covenants

   Restrictions Upon Secured Debt. The indenture provides that neither we nor any Restricted Subsidiary will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien ("mortgage") of or upon any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the indenture or acquired after the date of the indenture, without effectively providing that the debt securities, together with, if we so determine, any other indebtedness created, incurred, issued, assumed or guaranteed by us or any Restricted Subsidiary and then existing or thereafter created, will be secured equally and ratably with or, at our option, prior to the indebtedness so long as the indebtedness will be secured.

   This restriction will not apply to:

  . mortgages on any property acquired, constructed or improved by, or on any shares of capital stock or indebtedness acquired by, us or any Restricted Subsidiary after the date of the indenture to secure the payment of any part of the purchase price of the property, shares of capital stock or indebtedness upon acquisition by us or any Restricted Subsidiary or to secure any indebtedness issued, assumed or guaranteed by us or any Restricted Subsidiary to finance or refinance all or any part of the purchase price of the property, shares of capital stock or indebtedness or, in the case of property, the cost of construction of the property or improvements on the property; provided, that, the mortgage shall not apply to any property, shares of capital stock or indebtedness previously owned by us or any Restricted Subsidiary, other than any previously unimproved or substantially unimproved real property on which the property to be constructed or improved is located, prior to the time of or within 270 days after either of the following:

       --in the case of property, the later of the acquisition, completion of construction (including any improvements on existing property) or commencement of commercial operation of the property; or

       --in the case of shares of capital stock or indebtedness, the acquisition of the shares of capital stock or indebtedness;

  . mortgages on any property, shares of capital stock or indebtedness existing at the time they are acquired by us or any Restricted Subsidiary;

  . mortgages on property of a corporation existing at the time the corporation is merged with or into or consolidated with us or any Restricted Subsidiary or at the time of a sale or transfer of the properties of the corporation as an entirety or substantially as an entirety to us or any Restricted Subsidiary;

  . mortgages on any property of, or shares of capital stock or indebtedness of, a corporation existing at the time the corporation becomes a Restricted Subsidiary;

  . mortgages to secure indebtedness of any Restricted Subsidiary to us or another Restricted Subsidiary;

  . mortgages in favor of specified governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to the mortgages, or the cost of constructing or improving the property subject to the mortgages; and

  . extensions, renewals or replacements of any mortgage existing on the date of the indenture or any mortgage referred to above; provided, however, that the principal amount of indebtedness secured by the mortgage may not exceed the principal amount of indebtedness secured at the time of the extension, renewal or replacement, and that the extension, renewal or replacement must be limited to all or a part of the property, plus improvements and construction on the property, shares of capital stock or indebtedness which was subject to the mortgage that was extended, renewed or replaced. (Section 1006)

   Notwithstanding the restrictions outlined above, we or any Restricted Subsidiary may, without equally and ratably securing the debt securities, issue, assume or guarantee indebtedness secured by a mortgage not permitted as described above, if the aggregate amount of the indebtedness, together with all other indebtedness of, or indebtedness that we or our Restricted Subsidiaries guarantee existing at that time and secured by mortgages not permitted as described above and the Attributable Debt existing in respect of Sale and Lease-Back Transactions existing at that time, other than Sale and Lease-Back Transactions permitted as described above without equally and ratably securing the debt securities whose proceeds have been applied, within 270 days after the effective date of the arrangement, to the prepayment or retirement, other than any mandatory prepayment or retirement, of long-term indebtedness and Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under the above provisions, does not at the time exceed 10% of Consolidated Net Tangible Assets. (Sections 1006 and 1007)

   Restrictions on Sale and Lease-Back Transactions. The indenture provides that neither we nor any Restricted Subsidiary will enter into any Sale and Lease-Back Transactions with respect to any Principal Property unless:

  . the provisions described in the first or sixth paragraphs under "Restrictive Covenants--Restrictions Upon Secured Debt" entitle us or the Restricted Subsidiary to issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without equally and ratably securing the debt securities; or

  . the last paragraph under "Restrictive Covenants--Restrictions Upon Secured Debt" entitles us or the Restricted Subsidiary to issue, assume or guarantee indebtedness secured by a mortgage on the property in an amount at least equal to the Attributable Debt in respect of the Sale and Lease-Back Transaction without equally and ratably securing the debt securities; or

  . we apply, within 270 days after the effective date of the transaction, an amount equal to the Attributable Debt in respect of the transaction to the payment or retirement, other than any mandatory prepayment or retirement, of indebtedness which we or any Restricted Subsidiary incurred or assumed which by its terms matures or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of the indebtedness. (Sections 1006 and 1007)

  Certain Definitions

   "Attributable Debt" is defined in the indenture to mean, in the context of a Sale and Lease-Back Transaction, the present value, discounted at the rate of interest implicit in the lease involved in the Sale and Lease-Back Transaction, as determined in good faith by us, of the obligation of the lessee under the lease for rental payments, excluding, however, any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by the lessee under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges, during the remaining term of the lease, including any period for which the lease has been extended or may, at the option of the lessor, be extended. (Section 101)

   "Consolidated Net Tangible Assets" is defined in the indenture to mean the total amount of assets, less applicable reserves, less:

  . all current liabilities, excluding any liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness; and

  . all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as shown in our audited consolidated balance sheet contained in our then most recent annual report to stockholders, except that assets shall include an amount equal to the Attributable Debt in respect of any Sale and Lease-Back Transaction not capitalized on the audited consolidated balance sheet. (Section 101)

   "Holder" is defined in the indenture to mean a Person in whose name a debt security is registered in the security register. (Section 101)

   "Principal Property" is defined in the indenture to mean any manufacturing plant or manufacturing facility located within the United States of America, having a gross book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination and owned by us or any Restricted Subsidiary, in each case, except for any manufacturing plant or manufacturing facility, or any portion of any manufacturing plant or manufacturing facility, which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries taken as a whole or any portion of a manufacturing plant or manufacturing facility found not to be of material importance to the use or operation of the manufacturing plant or manufacturing facility. (Section 101)

   "Restricted Subsidiary" is defined in the indenture to mean any Subsidiary substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America, other than its territories or possessions and other than Puerto Rico, and which owns a Principal Property; provided, however, that any Subsidiary which is principally engaged in financing operations outside the United States of America or which is principally engaged in leasing or in financing installment receivables will not be deemed a Restricted Subsidiary. (Section 101)

   "Sale and Lease-Back Transaction" is defined in the indenture to mean the leasing by us or any Restricted Subsidiary of any Principal Property, whether owned at the date of the indenture or acquired after the date of the indenture, except for temporary leases for a term, including any renewal term, of not more than three years and except for leases between us and any Restricted Subsidiary, between any Restricted Subsidiary and us or between Restricted Subsidiaries, which property has been or is to be sold or transferred by us or the Restricted Subsidiary to any party with the intention of taking back a lease of the property. (Sections 101 and 1007)

   "Subsidiary" is defined in the indenture to mean any corporation more than 50% of the outstanding voting stock of which is at the time owned, directly or indirectly, by us and/or by one or more other Subsidiaries. (Section 101)

Events of Default

   With respect to the debt securities of any series, an "Event of Default" is defined in the indenture as being:

  . default for 30 days in payment of any interest upon the debt securities of that series;

  . default in payment of the principal of or premium, if any, on the debt securities of that series when due at maturity;

  . failure to deposit any sinking fund payment in respect of the debt securities of that series when due;

  . our default in the performance of any other of our covenants or warranties in the indenture applicable to us which has not been remedied for a period of 90 days after written notice of default;

  .  certain events of our bankruptcy, insolvency or reorganization; and

  . any other event of default provided with respect to the debt securities. (Section 501)

   The indenture provides that if an Event of Default with respect to debt securities of any series at the time outstanding has occurred and is continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series then outstanding may declare the principal amount, or, if the debt securities of that series provide for an amount less than the principal amount of the debt securities to be due and payable upon a declaration of maturity of the debt securities upon an Event of Default, the portion of the principal amount specified in the terms of that series, of all of the debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain conditions, rescind and annul the acceleration if all Events of Default, other than the nonpayment of accelerated principal, with respect to debt securities of that series have been cured or waived as provided in the indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver." The applicable prospectus supplement relating to any series of debt securities which provide for an amount less than the principal amount of the debt securities to be due and payable upon a declaration of maturity of the debt securities upon an Event of Default will contain provisions describing the terms governing the declaration of maturity upon an Event of Default and the continuation of an Event of Default.

   The indenture provides that, subject to the duties of the trustee to act with the required standard of care if an Event of Default has occurred and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security or indemnity. (Sections 601 and 603) Subject to the provisions for security or indemnification of the trustee and certain other restrictions, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 512)

   No holder of any debt security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless the trustee has failed to institute a proceeding for 60 days after the holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series and unless the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable security or indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the request. (Section 507) However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and any interest, as provided for in the indenture, on the debt security on the date or dates they are to be paid as expressed in the debt security and to institute suit for the enforcement of that payment. (Section 508)

   We will be required to furnish to the trustee annually a statement as to the absence of certain defaults under the indenture. (Section 1008) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default (except in payment of principal, premium, if any, or interest or in sinking fund payments) with respect to debt securities of that series if it considers it in the interest of the holders of debt securities of that series to do so. (Section 602)

Modification and Waiver

   With respect to the debt securities, we and the trustee may modify or amend the indenture with the consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities. However, no modification or amendment may, without the consent of the holders of all then outstanding debt securities:

  . change the due date of the principal of, or any installment of principal of or interest on, any debt securities;

  . reduce the principal amount of, any premium or rate of interest on, any debt securities;

  . reduce the principal amount of any debt securities providing for an amount less than the principal amount of the debt securities to be due and payable upon a declaration of maturity of the debt securities upon an Event of Default payable upon declaration of maturity of the debt securities;

  . change the place or currency of payment of principal of, or any premium or interest on, any debt securities;

  . impair the right to institute suit for the enforcement of any payment on or with respect to any debt securities after the due date of the debt securities; or

  . reduce the percentage in principal amount of any debt securities then outstanding, the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with specified provisions of the indenture or for waiver of specified defaults. (Section
     902)

   The holders of 66 2/3% in aggregate principal amount of the outstanding debt securities may waive future compliance by us with restrictive covenants identified in the indenture. (Section 1009) The holders of a majority in principal amount of the outstanding debt securities may waive any past default under the indenture with respect to the debt securities, except a default in the payment of the principal of or premium, if any, or any interest on any debt securities or a provision that cannot be modified or amended without the consent of the holders of all outstanding debt securities. (Section 513)

Defeasance

   Defeasance and Discharge. The indenture provides that, to the extent provided in any series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series, except for certain obligations to register the transfer or exchange of debt securities of the series, to replace stolen, destroyed, lost or mutilated debt securities of the series, to maintain paying agencies, to compensate and indemnify the trustee or to furnish the trustee, if the trustee is not the registrar, with the names and addresses of holders of debt securities of the series. We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or securities of the government which issues the currency in which the debt securities of that series are payable or securities of agencies backed by the full faith and credit of that government, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of those debt securities. (Sections 1302 and 1304)

   This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and the opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Section 1304)

   In addition, we may also obtain a discharge of the indenture with respect to all debt securities issued under the indenture by depositing with the trustee, in trust, money sufficient to pay on the date the payments are due or upon redemption of all of the debt securities; provided, that, the debt securities are by their terms to become due and payable within one year or are to be called for redemption within one year. (Section 401)

   Defeasance of Certain Covenants. The indenture provides that, if provided by the terms of the applicable series of debt securities, upon compliance with conditions contained in the indenture:

  . we may omit to comply with the covenants described under "Restrictive Covenants--Restrictions Upon Secured Debt", "--Restrictions on Sale and Lease-Back Transactions" and "Consolidation, Merger and Sale of Assets", and all other obligations under the debt securities of the series will remain in full force and effect; and

  . any omission to comply with those covenants will not constitute an Event of Default with respect to the debt securities of that series; this is referred to as "covenant defeasance". (Sections 1303 and 1304)

   The conditions include:

  . depositing with the trustee money and/or securities of the government which issues the currency in which the debt securities of that series are payable or securities of agencies backed by the full faith and credit of that government, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of those debt securities; and

  . delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 1304)

   Covenant Defeasance and Certain Other Events of Default. In the event we exercise our option to effect a covenant defeasance with respect to the debt securities of any series as described above and the debt securities of that series are later declared due and payable because of the occurrence of any Event of Default other than the Event of Default caused by failing to comply with the covenants which are defeased, the amount of money and securities on deposit with the trustee would be sufficient to pay amounts due on the debt securities of that series at the time of the dates the payments are due but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we would remain liable for the payments. (Section 301)

Consolidation, Merger and Sale of Assets

   The indenture provides that we may consolidate with or merge into any other corporation, or lease, sell or transfer all or substantially all of our property and assets if:

  . the corporation formed by the consolidation or into which we are merged, or the party which acquires by lease, sale or transfer all or substantially all of our property and assets, assumes the payment of the principal of, and premium, if any, and interest on, all debt securities and the performance and observance of all covenants and conditions of the indenture by executing and delivering to the trustee a supplemental indenture; and

  . immediately after giving effect to the transaction and treating indebtedness for borrowed money which becomes an obligation of us or a Restricted Subsidiary as a result of the transaction as having been incurred by us or the Restricted Subsidiary at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing. (Section 801)

   If, upon any consolidation or merger, or upon any lease, sale or transfer of all or substantially all of our property and assets, any Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, owned immediately prior to the transaction, would become subject to any mortgage, security interest, pledge or lien securing any indebtedness for borrowed money of, or guaranteed by, the other corporation or party, other than any mortgage, security interest, pledge or lien permitted as described under "Restrictive Covenants--Restrictions Upon Secured Debt" above, we, prior to the consolidation, merger, lease, sale or transfer, will by executing and delivering to the trustee a supplemental indenture secure the due and punctual payment of the principal of, premium, if any, and interest on the debt securities, together with, if we so determine, any other indebtedness of, or guaranteed by, us or any Restricted Subsidiary and then existing or later created, equally and ratably with, or, at our option, prior to, the indebtedness secured by the mortgage, security interest, pledge or lien. (Section 802)

Book-Entry Debt Securities

   We may issue the debt securities of a series in the form of one or more global securities which will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. We will make payments of principal of, premium, if any, and interest on debt securities represented by a global security to the trustee and then by the trustee to the depositary.

   We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, that the global securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depositary arrangements with respect to any of the global securities. We will describe additional or differing terms of the depositary arrangements in the applicable prospectus supplement.

   So long as DTC or its nominee is the registered owner of the global security, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders of the global security under the indenture. The laws of some states require that certain purchasers of securities take physical delivery of the securities in certificated form; accordingly, the laws may limit the transferability of beneficial interests in a global security.

   If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or if DTC ceases to be a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act, we will issue individual debt securities in certificated form in exchange for debt securities represented by global securities. In addition, we may at any time, and in our sole discretion, determine not to have one or more debt securities represented by one or more global securities and, in such event, will issue individual debt securities in certificated form in exchange for debt securities represented by global securities. If debt securities of any series shall have been issued in the form of one or more debt securities represented by global securities and if an Event of Default with respect to the debt securities of the series has happened and is continuing, we will issue individual debt securities in certificated form in exchange for the debt securities represented by global securities.

   The following is based on information furnished by DTC:

   DTC will act as securities depositary for debt securities represented by one or more global securities. The debt securities will be issued as fully-registered debt securities registered in the name of Cede & Co., DTC's partnership nominee, or another name as may be requested by an authorized representative of DTC. One fully-registered global security will be issued for each issue of debt securities, in the aggregate principal amount of the issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds the maximum principal amount permitted by DTC, one global security will be issued with respect to the maximum principal amount and an additional global security will be issued with respect to any remaining principal amount of that issue.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

   DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

   DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of debt securities represented by one or more global securities under DTC's system must be made by or through direct participants, which will receive a credit for the global securities on DTC's records. The ownership interest of each beneficial owner of each global security is in turn recorded on the direct and indirect participants' records. A beneficial owner will not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in global securities will be accomplished by entries made on the books of participants acting on behalf of the beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in global securities, except in the event that use of the book-entry system for one or more global securities is discontinued.

   To facilitate subsequent transfers, all global securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or another name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. (or another name) effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC records reflect only the identity of the direct participants to whose accounts global securities are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

   Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co., nor another DTC nominee, will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

   Principal, premium, if any, and interest payments on the global securities will be made to Cede & Co., or another nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or the paying agent, on the relevant payment date in accordance with the direct participants' respective holdings shown on DTC's records.

   Payments by participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, the paying agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co., or another nominee as may be requested by an authorized representative of DTC, is our responsibility or the responsibility of the paying agent, disbursement of those payments to direct participants is the responsibility of DTC, and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

   A beneficial owner must give notice to elect to have its global securities purchased or tendered, through its participant, to the paying agent, and must effect delivery of the global securities by causing the direct participant to transfer the participant's interest in the global securities, on DTC's records, to the paying agent. The requirement for physical delivery of global securities in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the global securities are transferred by direct participants on DTC's records.

   DTC may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to us or the transfer agent. If we do not appoint a successor securities depositary within 90 days, certificates representing debt securities will be printed and delivered in exchange for the debt securities represented by the global securities held by DTC.

   In addition, if we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary), certificates representing debt securities will be printed and delivered in exchange for the debt securities represented by the global securities held by DTC.

   We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

   Neither we nor any underwriter or agent, applicable trustee, paying agent or registrar of any debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Regarding the Trustee

   Bank One, National Association, formerly known as The First National Bank of Chicago, will be the trustee under the indenture, and we maintain banking relationships in the ordinary course of business with Bank One, National Association. Bank One, National Association also is a commercial lender under our credit facilities.

                            DESCRIPTION OF WARRANTS

   The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the warrants offered will be described in the applicable prospectus supplement.

General

   We may offer warrants independently or together with any series of debt securities offered by a prospectus supplement. Any warrants offered may be attached to or separate from the debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent under the applicable warrant agreement and in connection with the certificates for the warrants of the series, and the warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of the warrant certificates or beneficial owners of warrants. A copy of the form of warrant agreement, including the form of warrant certificates, is filed as an exhibit to the registration statement. The following summary of certain provisions of the forms of warrant agreement and warrant certificates does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrant agreement and the warrant certificates.

   The prospectus supplement relating to a particular series of warrants, if any, may contain the terms of the warrants, including, where applicable:

  .  the offering price;

  .  the currency or currencies in which the warrants are being offered;

  . the designation, aggregate principal amount, currency or currencies, denominations and other terms of the series of debt securities purchasable upon exercise of the warrants;

  . the designation and terms of the series of debt securities with which the warrants are being offered (if any) and the number of the warrants being offered with each debt security;

  . the date on and after which the warrants and the related series of debt securities will be transferable separately;

  . the principal amount of the debt securities purchasable upon exercise of each warrant and the price at which and currency or currencies in which the principal amount of debt securities may be purchased upon such exercise;

  . the date on which the right to exercise the warrants will commence and the date on which the exercise right will expire;

  .  federal income tax consequences; and

  . any other terms of the warrants not inconsistent with the applicable warrant agreement.

   Warrants of any series will be exchangeable into warrants of the same series representing in the aggregate the number of warrants surrendered for exchange. Warrant certificates may be presented for exchange or transfer at the corporate trust office of the warrant agent for the series of warrants, or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the series of debt securities purchasable upon the exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon the exercise, or to enforce any of the covenants in the indenture.

Exercise of Warrants

   Each warrant will entitle its holder to purchase the principal amount of the related series of debt securities at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Warrants of a series may be exercised at the corporate trust office of the warrant agent for the series or any other office indicated in the applicable prospectus supplement at any time on or after the exercise date indicated in the prospectus supplement relating to the warrants and prior to 5:00 P.M., New York time, unless otherwise indicated in the applicable prospectus supplement, on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date relating to the applicable series of warrants, unexercised warrants of the series will be void.

   Warrants of a series may be exercised by delivery to the appropriate warrant agent of payment, as provided in the applicable prospectus supplement, of the consideration required to purchase the principal amount of the series of debt securities purchasable upon the exercise of the warrants, together with certain information as set forth on the reverse side of the warrant certificate evidencing the warrants. The warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt of the warrant certificate evidencing the warrants within five business days. Upon receipt of payment and the warrant certificate, properly completed and duly executed, at the corporate trust office of the appropriate warrant agent or any other office indicated in the prospectus supplement relating to the series of warrants, we will, as soon as practicable, issue and deliver the principal amount of the series of debt securities purchasable upon exercise of the warrants. If fewer than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued and delivered for the remaining amounts of warrants.

                             PLAN OF DISTRIBUTION

   We may sell the securities in any of four ways:

  .  directly to purchasers;

  .  through agents;

  .  through dealers; or

  . through one or more underwriters or a syndicate of underwriters in an underwritten offering.

   With respect to each series of securities, the following information will be set forth in, or may be calculated from the information set forth in, the related prospectus supplement:

  . the terms of any offering, including the name or names of any underwriters, dealers or agents, the purchase price of securities and the proceeds to us from such sale;

  . any underwriting discounts, selling commissions and other items constituting underwriters', dealers' or agents' compensation;

  . any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers or agents; and

  . any securities exchanges on which the securities of the series may be listed.

   Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with the securities offered by the prospectus supplement.

   If we sell securities through underwriters, the underwriters will acquire the securities for their own account. The securities may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase securities will be subject to specified conditions precedent and the underwriters will be obligated to purchase all the securities offered by the prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   We may also sell the securities directly or through agents, which may also act as principals, which we may designate from time to time. Any agent involved in the offer or sale of the securities with regard to which this prospectus is delivered will be named, and any commissions we may pay to the agent will be set forth in, or may be calculated from the information set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. In the case of sales we may directly make, no commission will be payable.

   If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase securities from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject to the conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of the contracts.

   Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against specified civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make with respect to the liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

   We cannot guarantee that the securities will be listed on a national securities exchange or that, if listed, the listing will continue until the maturity of the securities. Also, some broker-dealers may make a market in the securities, but they will not be obligated to do so and may discontinue any market making at any time and without any notice to you. Further, we cannot assure you that any broker-dealer will be reasonably liquid or broad. If we know that the securities will be listed on an exchange or that a broker-dealer will make a market in the securities, we will include that information in the prospectus supplement.

                                 LEGAL MATTERS

   Legal matters relating to the securities will be passed upon for us by Roger
K. Scholten, our Senior Vice President, General Counsel and Assistant Secretary, and Sidley Austin Brown & Wood, Chicago, Illinois. Mr. Scholten is an officer and full-time employee of ours and the beneficial owner of our common stock.

                                    EXPERTS

   Our consolidated financial statements and schedule appearing in our Annual Report (Form 10-K) for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in our Annual Report (Form 10-K) and incorporated herein by reference. These consolidated financial statements and schedule are incorporated herein by reference in reliance upon the report of Ernst & Young LLP given on the authority of said firm as experts in accounting and auditing.

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                                 $500,000,000

                              MAYTAG CORPORATION

                          Medium-Term Notes, Series E
                       Due From Nine Months to 30 Years
                              From Date of Issue

                                 -------------

                             PROSPECTUS SUPPLEMENT

                               October 30, 2001

                                 -------------

                             Salomon Smith Barney
                        Banc One Capital Markets, Inc.
                           Deutsche Banc Alex. Brown
                                Lehman Brothers
                              Merrill Lynch & Co.

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